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                                                                     Exhibit 2.1

                                                               Execution Version
                                                               -----------------

                              AMENDED AND RESTATED
                              --------------------
                            STOCK PURCHASE AGREEMENT
                            ------------------------

         THIS AMENDED AND RESTATED STOCK PURCHASE AGREEMENT is made and entered into as of the 30th day of June, 1999, by and between SCOTT TECHNOLOGIES, INC., a Delaware corporation with its principal executive offices in Mayfield Heights, Ohio (the "Seller"), and L-3 COMMUNICATIONS CORPORATION, a Delaware corporation with its principal executive offices in New York, New York (the "Buyer"). Certain capitalized terms are defined in Section 9.14 hereof.

                                    RECITALS

         A. The parties hereto executed that certain Stock Purchase Agreement, dated April 18, 1999 (the "Original Purchase Agreement"), and on this date are executing and delivering (i) the Real Estate Purchase Agreement for the purchase and sale of the Fee Property, and (ii) this Agreement to amend and restate the Original Purchase Agreement in its entirety pursuant to the terms hereof, and to give effect to the Real Estate Purchase Agreement.

         B. The Seller is the sole record and beneficial owner of all issued and outstanding capital stock (the "Shares") of Interstate Electronics Corporation, a California corporation (the "Company").

         C. Upon the terms and conditions hereinafter set forth, the Seller desires to sell and transfer to the Buyer, and the Buyer desires to purchase from the Seller, all of the Shares.

         In reliance upon the representations and warranties made herein and in consideration of the mutual covenants and agreements herein contained, the Buyer and the Seller hereby agree as follows:

                                    ARTICLE 1

                           SALE AND PURCHASE OF SHARES
                           ---------------------------

         1.1 SALE AND PURCHASE. Upon the terms and subject to the conditions contained herein, the Seller will sell, assign, transfer and deliver to the Buyer, and the Buyer will purchase and accept from Seller, the Shares on the Closing Date (as hereinafter defined).

         1.2 PURCHASE PRICE. In consideration of the sale and transfer described in Section 1.1 hereof, the Buyer hereby agrees to pay to the Seller an aggregate purchase price on the Closing Date equal to Forty Four Million Five Hundred Thousand Dollars ($44,500,000). Such purchase price may be adjusted following the Closing pursuant to Section 1.4 hereof (as adjusted, the "Purchase Price").

         1.3 PAYMENT OF THE PURCHASE PRICE. The Purchase Price shall be payable by the Buyer on the Closing Date by wire transfer in immediately available funds to the Seller to such bank account designated by the Seller in writing at least three days prior to the Closing Date.


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         1.4      CLOSING DATE NET WORTH.

                  (a) DETERMINATION OF THE CLOSING DATE NET WORTH. As promptly as reasonably practicable, and in any event within 90 days following the Closing Date, the Seller shall deliver to the Buyer an audited balance sheet of the Company, dated as of the close of business on the Closing Date (but for purposes of such audited balance sheet without giving effect to the Closing or any of the transactions contemplated hereby) (the "Closing Date Balance Sheet"), prepared by Arthur Andersen L.L.P. ("AA") on an accrual basis in accordance with Modified GAAP. For purposes of this Agreement, "Modified GAAP" shall mean GAAP applied on a basis consistent with the Baseline Financial Statements (including the Baseline Balance Sheet) with contract estimates at completion ("EACs") and estimates to complete ("ETCs") determined on a basis consistent with the method used for the determination of the Baseline Financial Statements (including the Baseline Balance Sheet), except as modified (1) as set forth in subparagraphs
(i) through (viii) below in this Section 1.4(a), and (2) as set forth on
Schedule 1.4(a). The Closing Date Balance Sheet shall provide the Company's aggregate net worth, which shall be the Company's total assets less its total liabilities as reflected on the Closing Date Balance Sheet, prepared in accordance with the preceding sentence (the "Closing Date Net Worth").

         Modified GAAP requires that these additional principles be applied with respect to the preparation of the Closing Date Balance Sheet and the determination of the Closing Date Net Worth:

                  (i) ADJUSTMENT OF RESERVES AND VALUATION ACCOUNTS. The amount of any reserve or valuation accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts included in the Baseline Balance Sheet, and there shall be no changes made to any reserves or valuation accounts (including contract reserves, purchase accounting reserves, deferred tax asset valuation accounts, allowances for bad debts, inventory reserves of any kind, warranty reserves and other reserves), except to the extent that such changes are required by facts and events occurring after December 31, 1998 and before the Closing Date. It is further understood that there shall be no increase or decrease in the Closing Date Net Worth as a result of changes of reserves unless such changes arise out of facts or events that occur after December 31, 1998 and on or before the Closing Date.

                  (ii) CONTRACT ESTIMATES AT COMPLETION. There shall be no changes to the contract EACs from those contract EACs used in the preparation of the Baseline Balance Sheet, except to the extent that such changes are required by facts and events occurring after December 31, 1998 and on or before the Closing Date, including the items set forth on Schedule 3.6. Notwithstanding subparagraph (v) below in this
         Section 1.4(a), it is further understood that if the contract EACs used in preparation of the Baseline Balance Sheet are discovered to be incorrect because certain costs were omitted from or included in those contract EACs, for whatever reason(s), including misallocation of direct or indirect costs to such contract EACs, such costs that were omitted from or included in the contract EACs used in the preparation of the Baseline Balance

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         Sheet, as the case may be, shall be corrected in the contract EACs used in the preparation of the Closing Date Balance Sheet.

                  (iii) LOSS CONTRACTS. There shall be no changes made to the provisions for loss contracts from those used in the preparation of the Baseline Balance Sheet, except to the extent that such changes are required by facts and events occurring after December 31, 1998 and on or before the Closing Date.

                  (iv) ADJUSTMENT OF LIABILITY AND ACCRUAL ACCOUNTS. The amount of all liability and accrual accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the liability and accrual account included in the Baseline Balance Sheet, and there shall be no changes made to any liability and accrual accounts, except to the extent that such changes are required by facts and events occurring after December 31, 1998 and on or before the Closing Date. It is further understood and agreed that there shall be no increase or decrease in the Closing Date Net Worth as a result of changes of liability and accrual accounts, unless such changes arise out of facts or events that occur after December 31, 1998 and on or before the Closing Date.

                  (v) CONSISTENT APPLICATION OF ACCOUNTING POLICIES, METHODS AND PRACTICES. The accounting policies, methods and practices and their related applications used by the Seller to prepare the Closing Date Balance Sheet shall be consistent with those underlying the Baseline Balance Sheet. Use of different or alternative accounting policies and methods that are otherwise in accordance with GAAP is not permitted because such use violates this consistency requirement. Specifically, AA shall be precluded from waiving or allowing "inconsistency" adjustments recorded by the Company during the preparation of the Closing Balance Sheet on the basis of "materiality" as the term is used and understood by the Company and/or AA.

                  (vi) ACCOUNTING FOR CERTAIN ASSUMED LIABILITIES. The Closing Date Balance Sheet shall include liabilities for obligations of the Company not retained by Seller hereunder that accrue from the date of the Baseline Balance Sheet to the Closing Date either because of the passage of time or the achievement or reasonably expected achievement of a performance measurement, even if such liabilities were not included in the Baseline Balance Sheet. Examples of these types of liabilities include, but are not limited to, management incentive bonuses (covered in clause (vii) below), profit sharing plans, employer matching contributions for Company sponsored savings plans, and compensated absences (vacation time, sick pay, etc.), in any event, only to the extent not retained by Seller.

                  (vii) MANAGEMENT PERFORMANCE BONUS. The Seller shall establish an appropriate accrual for the Company's management performance bonus, if any, for calendar year 1999 through the Closing Date, accrued ratably through the Closing Date based upon an annual accrual of $600,000.

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                  (viii) FEE PROPERTY. The assets and liabilities associated with the Fee Property shall be included in the calculation of the Closing Date Balance Sheet and Closing Date Net Worth, notwithstanding the fact that such assets and liabilities may not be owned by the Company but are owned by Cafig Inc., and that such assets and liabilities are being transferred pursuant to the Real Estate Purchase Agreement.

         The Closing Date Balance Sheet shall be accompanied by the report of AA thereon, which shall state that the Closing Date Balance Sheet presents fairly in all material respects the financial condition of the Company at the Closing Date in conformity with Modified GAAP as defined in this Section 1.4(a).

         The parties shall use their best efforts to cause the Closing of the transaction to be on a month end. The Buyer shall cause (i) the books and records of the Company to be made reasonably available during normal business hours to the Seller after the Closing, and (ii) the necessary personnel of the Company to cooperate and assist the Seller in its preparation of the Closing Date Balance Sheet, including granting access to the Seller and its representatives to the facilities and other assets of the Company as reasonably requested by Seller. All fees, costs and expenses incurred by the Seller relating to the preparation of the Closing Date Balance Sheet shall be borne by the Seller.

         (b) DISPUTE PROCEDURES. After receipt of the Closing Date Balance Sheet, the Buyer shall have 30 days to review it. The Buyer and PricewaterhouseCoopers LLP, its independent accounting firm ("PWC"), shall have reasonable access during normal business hours to the books and records and appropriate employees of the Seller and AA in accordance with and adhering to the reasonable policy and procedures of AA for such requests, to the extent reasonably required to complete their review of the Closing Date Balance Sheet. All fees, costs and expenses incurred by the Buyer relating to Buyer's review of the Closing Date Balance Sheet shall be borne by the Buyer. The Buyer must, within thirty (30) days after the Buyer's receipt of the Closing Date Balance Sheet from the Seller, give written notice (the "Review Notice") to the Seller specifying in reasonable detail the Buyer's specific objections, if any, with respect thereto. If the Buyer does not provide the Review Notice within such 30-day period, the Closing Date Net Worth set forth on the Closing Date Balance Sheet delivered by the Seller shall be final and binding on the parties and the provisions set forth in Section 1.4(c) shall then apply. The Buyer agrees that the specific objections that it raises in the Review Notice shall be the only items subject to dispute under the subsequent procedures set forth in this
Section 1.4(c), with all other matters not specifically objected to by the Buyer in the Review Notice being deemed to have been agreed upon by the parties. With respect to any such disputed amounts, the parties agree to meet and negotiate in good faith to resolve any such disputes during the thirty (30) day period after the date that the Seller receives the Review Notice, or longer if mutually agreed upon in writing by the Buyer and the Seller (the "Resolution Period"). If the parties are able to resolve all of their disputes, the Closing Date Net Worth, as mutually agreed upon, shall be final and binding on the parties and the provisions set forth in Section 1.4(c) shall then apply. If the parties are unable to resolve all such disputes within the Resolution Period, then within five (5) business days after the expiration of the Resolution Period, all unresolved disputes shall be submitted to a nationally recognized independent accounting firm jointly selected by the Buyer and the Seller (the "Independent Accountant"). The Independent Accountant shall be engaged to

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provide a final and conclusive resolution of all unresolved disputes within thirty (30) days after such engagement. The determination of the Independent Accountant shall be final and binding on the parties and the provisions set forth in Section 1.4(c) shall then apply. The fees and expenses of the Independent Accountant shall be borne 50% by the Buyer and 50% by the Seller. When engaged, the Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided herein shall be the sole recourse and remedy of the parties against one another or any other Person with respect to, the determination of the Closing Date Net Worth.

         (c) PAYMENT OF THE DEFICIENCY OR SURPLUS IN THE CLOSING DATE NET WORTH. To the extent that the Closing Date Net Worth (as determined by the Seller, mutually agreed upon by the parties, or as finally determined by the Independent Accountant, as the case may be), is less than Twenty Four Million Six Hundred Sixteen Thousand Dollars ($24,616,000) (the "Target Net Worth"), such difference (the "Closing Date Net Worth Deficiency") shall be paid by the Seller to the Buyer by wire transfer in immediately available funds within five (5) business days after the Closing Date Net Worth is finally determined, together with interest from and including the Closing Date up to, but excluding, the date of payment at the rate of 8.5% per annum. To the extent that the Closing Date Net Worth (as determined by the Seller, mutually agreed upon by the parties, or as finally determined by the Independent Accountant, as the case may be), is greater than Target Net Worth, such difference (the "Closing Date Net Worth Surplus") shall be paid by the Buyer to the Seller by wire transfer in immediately available funds within five (5) business days after the Closing Date Net Worth is finally determined, together with interest from and including the Closing Date up to, but excluding, the date of payment at the rate of 8.5% per annum.

                                    ARTICLE 2

                             CLOSING AND TERMINATION
                             -----------------------

         2.1. CLOSING. Subject to satisfaction or waiver of the conditions set forth in this Agreement, the closing of the transaction provided for herein (the "Closing") will take place at the offices of Whitman Breed Abbott & Morgan LLP in New York, New York at 9:00 a.m. (local time) on or before June 30, 1999 or at such other date, time and place as the Buyer and the Seller shall agree (the date of the Closing being the "Closing Date").
The Closing shall be effective as of the close of business on the Closing Date.

         2.2.     TRANSACTIONS ON THE CLOSING DATE.

                  (a) At the Closing, the Seller will deliver to the Buyer the following:

                           (i) stock certificates evidencing the Shares, in each
                  case endorsed in blank in proper form for transfer or with executed blank stock powers attached, which certificates shall be submitted to the Company for transfer;

                           (ii) a stock certificate representing the Shares,
                  registered in the name of the Buyer, duly executed by the Company;

                           (iii) resignations of each of the directors and
                  officers of the Company;

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                           (iv) a copy of the Articles of Incorporation of the
                  Company certified by the Secretary of State of the State of California as of a date as near as reasonably practicable to the Closing Date;

                           (v) a good standing certificate of the Company from
                  the Secretary of State of the State of California as of a date as near as reasonably practicable to the Closing Date;

                           (vi) a copy of the By-laws of the Company as in
                  effect on the Closing Date certified by the Secretary of the Company;

                           (vii) a notification that the waiting period under
                  the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") has terminated or expired;

                           (viii) the available minute book(s) and the available
                  stock records of the Company;

                           (ix) each of the certificates and other documents
                  contemplated by Article 7 hereof;

                           (x) evidence of the release and termination of the
                  Encumbrances (and related UCC financing statements) set forth on Schedule 2.2(a)(x);

                           (xi) certificates of each director and officer of the
                  Company, in form and substance reasonably satisfactory to the Buyer, dated the Closing Date, certifying that (A) no claims have been brought or, to the best of such Person's knowledge, threatened against such Person which would or may give rise to a right to indemnification from the Company, and (B) such Person has no claim against the Company (other than for any accrued and unpaid wages, benefits and expense reimbursement);

                           (xii) a certificate of Seller, dated as of the
                  Closing Date and sworn to under penalty of perjury, setting forth the name, address and federal tax identification number of Seller and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Code, such certificate to be in the form set forth in the regulations promulgated thereunder;

                           (xiii) a letter, on the Company's letterhead, setting
                  forth all information reasonably requested by Buyer relating to the base period research and experimental expenses and other information reasonably requested by the Buyer to allow the Buyer or the Company to claim research and experimental tax credits in accordance with the relevant sections of the Code and the regulations promulgated thereunder; and

                           (xiv) evidence of termination of intercompany
                  agreements (including tax sharing agreements) in form, scope and substance reasonably satisfactory to the Buyer.

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         (b) At the Closing, the Buyer will deliver to the Seller the following:

                  (i) the Purchase Price, pursuant to Section 1.3 hereof;

                  (ii) a notification that the waiting period under the HSR Act has terminated or expired; and

                  (iii) each of the certificates and other documents contemplated by Article 6 hereof.

         2.3. TERMINATION. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time:

                  (a) by mutual written consent of the Buyer and the Seller;

                  (b) by the Seller or the Buyer after July 31, 1999 (the
         "Final Termination Date"); provided, however, that if the Closing has not occurred by the Final Termination Date as the result of a breach of this Agreement, then the party responsible for such breach may not avail itself of the right to terminate under this Section 2.3(b);

                  (c) by the Buyer, if there has been a violation or breach by the Seller of any agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of Buyer impossible and such violation or breach has not been waived by the Buyer; or

                  (d) by the Seller, if there has been a violation or breach by the Buyer of an agreement, representation or warranty contained in this Agreement which has rendered the satisfaction of any condition to the obligations of the Seller impossible and such violation or breach has not been waived by the Seller.

         2.4. PROCEDURE AND EFFECT OF TERMINATION. In the event of termination of this Agreement and abandonment of the transactions contemplated hereby by any or all of the parties pursuant to Section 2.3, written notice thereof shall forthwith be given by the terminating party to the other party and, in such event, this Agreement shall terminate and the transactions contemplated hereby shall be abandoned, without further action by any of the parties hereto, and neither party shall have any rights against the other party or any of such other party's directors, officers, employees, agents, consultants, representatives, advisers, shareholders or Affiliates; provided, however, that (a) the foregoing shall not be construed to deprive any party hereto of any remedy hereunder or at law or equity if this Agreement is terminated in violation of this Agreement or to deprive the non-breaching party of any remedy if it is terminated pursuant to
Section 2.3 (c) or (d) hereof; and (b) the provisions of Section 9.2 shall survive termination of this Agreement. If this Agreement is terminated pursuant to the terms hereof, the parties acknowledge and agree that the Real Estate Purchase Agreement also shall terminate and the transactions contemplated thereby shall be abandoned, without further action by any of the parties thereto.

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                                    ARTICLE 3

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                  --------------------------------------------

         The Seller represents and warrants to the Buyer that:

         3.1. ORGANIZATION; AUTHORITY. Each of the Seller and the Company is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with, in the case of the Seller, the requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The Company has the full corporate power and authority to carry on its business and to own or lease and to operate its properties as and in the places where its business is conducted and such properties are owned, leased or operated. The Company is qualified to do business and in good standing in each jurisdiction in which the nature of its business requires it to be so qualified and where the failure to be so duly qualified would cause a Material Adverse Effect. The Seller has delivered to the Buyer true, complete and correct copies of the Company's articles of incorporation and by-laws. The minute books of the Company, as previously made available to the Buyer, contain accurate records of meetings of and resolutions of, or written consents by, its stockholders and its Board of Directors (and committees thereof). The available stock record books of the Company are true and correct to the extent set forth therein. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by the Seller, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and constitutes, and all agreements and documents specifically contemplated hereby when executed and delivered pursuant hereto will constitute, the legal, valid, binding, and enforceable obligations of the Seller, enforceable in accordance with their respective terms.

         3.2. ABILITY TO CARRY OUT AGREEMENT. Except as disclosed on Schedule
3.2 and compliance with the HSR Act, neither the Seller nor the Company nor any of their respective material properties or assets is subject to or bound by any provision of (i) any Applicable Law or judicial or administrative decision; (ii) its Articles or Certificate of Incorporation, as the case may be, or By-laws;
(iii) any judgment, order, writ, injunction or decree of any Governmental Authority or arbitrator; or (iv) any contract, agreement, note, indenture or other document or instrument that, in any case, would prevent, or be violated by, or under which there would be a default or the creation of any Encumbrance as a result of, nor is the consent of any Person under any contract or agreement or otherwise required for, the execution, delivery and performance by the Seller of this Agreement and the transactions contemplated hereby, other than, in the case of clause (iv) above, such violations, defaults or failures to obtain consents which do not have and are not reasonably expected to have a Material Adverse Effect.

         3.3. CAPITALIZATION OF THE COMPANY; OWNERSHIP.

              (a) The authorized capital stock of the Company is set forth in
Schedule 3.3. The Shares are duly authorized, validly issued, fully paid and nonassessable and have been issued in full compliance with all Applicable Laws. There are no outstanding subscriptions, options, warrants, rights, stock-based or stock-related awards, convertible, exercisable or exchangeable securities or other agreements or other rights or commitments of any kind or

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character (contingent or otherwise) (including conversion or preemptive rights)
of any kind to acquire any additional shares of capital stock of the Company or securities convertible or exercisable into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares of capital stock or other securities of the Company (including any agreement or commitment obligating the Seller or the Company to enter into any employee compensation arrangement based on any valuation or transaction price of, or change of ownership in, shares of its capital stock, excluding the Sales Bonus to be paid to certain employees upon the consummation of the transactions contemplated hereby), nor is the Company or the Seller committed to issue, grant, award, purchase, acquire, sell or transfer any such option, warrant, right, stock or security.

              (b) The Shares are owned of record and beneficially by the Seller. The Seller has good and valid title to the Shares, and at the Closing the Shares will be free and clear of any and all Encumbrances. Upon delivery to the Buyer at the Closing, against payment of the Purchase Price therefor, of certificates representing the Shares, duly endorsed in favor of Buyer, or accompanied by stock powers duly endorsed in favor of Buyer, in proper form for transfer, good and valid title to the Shares will pass to the Buyer, free and clear of all Encumbrances of any kind, other than those arising from acts of the Buyer.

              (c) Subject to the accuracy of the representations of the Buyer contained in this Agreement, neither the Company nor the Seller has violated any applicable federal or state securities laws in connection with the offer, sale, issuance or delivery of any of the Company's capital stock hereunder and the offer and sale of the Shares hereunder do not require registration under the Securities Act of 1933, as amended (the "Securities Act") or any applicable state securities laws. There are no contracts or restrictions involving, affecting or related to the right of the Seller to convey such Shares to Buyer or to vote such Shares.

         3.4. INVESTMENTS. Except as set forth in Schedule 3.4, the Company does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, association, business organization or other Person.

         3.5. FINANCIAL STATEMENTS. Schedule 3.5 sets forth copies of the unaudited condensed balance sheets of the Company as of December 31, 1996, 1997, and 1998, and the related statements of income for the years then ended (the "Financial Statements"). Except as set forth on Schedule 3.5(a), the Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles, consistently applied by the Seller in the preparation of the Financial Statements, except for the absence of footnote disclosure and fairly present the financial condition and results of operations of the Company as at and for the periods specified. The unaudited condensed balance sheet of the Company as of December 31, 1998 and the related statement of income for the year then ended included in the Financial Statements are herein sometimes called the "Baseline Financial Statements."

         3.6. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in
Schedule 3.6, since December 31, 1998, the Company has conducted its business in the ordinary course consistent with past practice and has not:

              (a) suffered any Material Adverse Effect;

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                  (b) incurred, assumed, guaranteed or discharged any debt,
         claim, commitment, obligation or liability, absolute, accrued, contingent or otherwise, whether due or to become due, or any indebtedness (including any Debt), except in the ordinary course of business consistent (in amount and kind) with prior practice;

                  (c) mortgaged, pledged or subjected to any other Encumbrance, any property, business or assets, tangible or intangible (other than Permitted Encumbrances);

                  (d) sold, transferred, leased to others or otherwise disposed of any material assets, except for Inventories of the Company sold in the ordinary course of business consistent (in amount and kind) with past practice, or canceled or compromised any debt, claim, commitment, liability or obligation, or waived or released any right of substantial value;

                  (e) received any written notice of termination of any material Contract;

                  (f) suffered any damage, destruction or loss (whether or not covered by insurance), in any case or in the aggregate, in excess of $100,000;

                  (g) transferred or granted any rights under, or entered into any settlement regarding the breach, misappropriation, infringement or violation of, any Material Intellectual Property, or modified any existing rights with respect thereto;

                  (h) made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, incentive, retention or other compensation, retirement, welfare, fringe or severance benefit or vacation pay, to or in respect of (i) any employee of the Company whose annual compensation exceeded $100,000 in calendar year 1998, or (ii) any distributor or agent of the Company whose annual compensation exceeded $100,000 in calendar year 1998;

                  (i) made any change in the accounting or auditing methods, practices or principles of the Company;

                  (j) encountered any labor union organizing activity, had any actual or threatened employee strikes, work stoppages, slowdowns or lockouts, or had any material change in its relations with its employees, distributors, agents, customers or suppliers;

                  (k) entered into any transaction, contract, arrangement, order, license, lease, permit, instrument, agreement or commitment other than in the ordinary course of business consistent (in amount and kind) with past practice, or paid or agreed to pay any legal, accounting, brokerage, finder's fee, Taxes or other expenses in connection with, or incurred any severance pay obligations by reason of, this Agreement or the transactions contemplated hereby;

                  (l) made any grant of credit to any significant customer or distributor on terms or in amounts materially more favorable than had been extended to that customer or distributor in the past;

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              (m) amended its charter or by-laws or merged with or into or consolidated with any other Person, subdivided, combined or in any way reclassified any shares of its capital stock or changed or agreed to change in any manner the rights of its outstanding capital stock or the character of its business;

              (n) made any declaration of, or set aside or paid, any dividend or other distribution (whether in cash, stock or other property) with respect to the capital stock of the Company, or issued, pledged or sold any shares of capital stock of the Company, or any other securities or rights, convertible or exercisable into or exchangeable for or conferring the right to purchase shares of capital stock of the Company (or entered into any agreement, arrangement or other understanding to do the same) or directly or indirectly purchased, redeemed, retired or otherwise acquired any shares of capital stock of the Company or other securities convertible or exercisable into, exchangeable for or conferring the right to purchase shares of capital stock of the Company (or entered into any agreement, arrangement or other understanding to do the same);

              (o) to the Seller's knowledge, submitted a bid or proposal (or series of related bids or proposals) that was bid at a price or prices less than the associated costs, including the Company's allocation of selling, general and administrative expenses that will result from performance under such bid or proposal (or series of related bids or proposals); or

              (p) taken any action or omitted to take any action that would result in the occurrence of any of the foregoing.

         3.7. TITLE TO PROPERTIES; LIENS.

              (a) The Company has good and valid title to, a subsisting leasehold interest in, or a license or right to use, all of the properties and assets used solely in the businesses of the Company, free and clear of any Encumbrances, except for the following Encumbrances (collectively, the "Permitted Encumbrances"): (i) Encumbrances that do not materially interfere with the present use by the Company of the property or assets subject thereto or affected thereby, (ii) Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being actively contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with GAAP, (iii) Encumbrances which do not and will not individually or in the aggregate have a Material Adverse Effect, and
(iv) Encumbrances set forth on Schedule 3.7.

              (b) The Company does not own any real property. The only leasehold interests or licenses held by the Company with respect to any material properties or assets are the leases and licenses disclosed on Schedule 3.10(a) (the "Leases and Licenses"). To the knowledge of the Sellers, any rent or fees due and payable in connection with the Leases and Licenses has been paid in full.

              (c) All of the Leases and Licenses are being used in accordance with all zoning laws and regulations promulgated by any Governmental Authority having jurisdiction, except where the failure to comply with such zoning laws and regulations does not and will not individually or in the aggregate have a Material Adverse Effect.

                  (d) The equipment owned or leased by the Company and used by it in connection with its business is, in the aggregate, in sufficient operating condition, and suitable for the operation of its business as presently conducted.

         3.8. LITIGATION.

              (a) Except as disclosed on Schedule 3.8(a), there is no action, claim, demand, suit, proceeding arbitration, grievance, citation, summons, subpoena, or investigation, civil, criminal or regulatory, pending or, to the Seller's knowledge, threatened by or against, or to the Seller's knowledge, relating to, the Company at law, in equity or otherwise, seeking unspecified damages, damages in excess of $50,000 or any injunctive or other equitable relief.

              (b) Except as disclosed on Schedule 3.8(b), there are no judgments unsatisfied against the Company or consent decrees or injunctions to which the Company is subject.

              (c) There is no action, claim, suit or proceeding pending, or to the Seller's knowledge threatened, by or against or affecting the Seller or the Company in connection with or relating to the transactions contemplated by this Agreement or any of the actions taken or to be taken in connection herewith or the consummation of the transactions contemplated hereby.

              (d) Except as set forth on Schedule 3.8(d), since January 1, 1993, there have been no product liability claims, suits, actions or proceedings involving the Company or, to the Seller's knowledge, relating to products or services manufactured, sold or provided by the Company for unspecified damages, damages in excess of $50,000 or any injunctive or equitable relief.

         3.9. COMPLIANCE WITH LAW; CERTAIN REGULATORY MATTERS.

              (a) Except as disclosed on Schedule 3.9(a), the business of the Company is being conducted in compliance with all Applicable Laws applicable to the Company, except for violations, if any, which have not had, or are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

              (b) Schedule 3.9(b) sets forth all Governmental Approvals and other Consents necessary for, or otherwise material to, the conduct of the business of the Company. Except as set forth in Schedule 3.9(b), all such Governmental Approvals and Consents have been obtained and are in full force and effect and are being complied with in all material respects, except for such which have not had, or are not reasonably expected to have, a Material Adverse Effect. The provisions of this Section 3.9 shall not apply to Environmental Laws.

         3.10. CONTRACTS.

              (a) Schedule 3.10(a) contains a true, complete and correct list of all agreements, contracts, commitments, orders, licenses, leases, and other instruments and arrangements (whether written or, to the Seller's knowledge, oral) (hereafter, the "Contracts") of the types described below outstanding as of the date hereof to which the Company is a party or by which it or any of its assets is bound:

                  (i) leases (with monthly lease payments in excess of $5,000 per month), licenses, franchises, Governmental Approvals and other contracts concerning or relating to the real property owned, leased or used by the Company;

                  (ii) employment, consulting, agency, collective bargaining or other similar contracts, agreements, and other instruments and arrangements relating to or for the benefit of employees, sales representatives, distributors, dealers, agents or independent contractors (excluding suppliers and customers);

                  (iii) loan agreements, indentures, letters of credit, mortgages, security agreements, pledge agreements, deeds of trust, bonds, notes, and guarantees and other agreements relating to the borrowing of money or obtaining of or extension of credit;

                  (iv) licenses, licensing arrangements and other contracts providing in whole or in part for the use of, or limiting the use of, any Material Intellectual Property Rights;

                  (v) brokerage or finder's agreements;

                  (vi) joint venture, partnership and similar contracts involving a sharing of profits or expenses (including joint research and development and joint marketing contracts);

                  (vii) asset purchase agreements, stock purchase agreements and other acquisition or divestiture agreements;

                  (viii) any contract with respect to which the aggregate amount that could reasonably be expected to be paid or received thereunder in the future exceeds $500,000 per annum;

                  (ix) sales agency, manufacturer's representative, marketing or distributorship agreements;

                  (x) contracts, agreements or arrangements with respect to the representation of the business of the Company in foreign countries;

                  (xi) purchase commitments for inventory items or supplies that, together with amounts on hand, constitute in excess of six months normal usage;

                  (xii) any agreement, understanding, contract or commitment (written or oral) with (A) any employee, agent, consultant, distributor, dealer or franchisee, other than those involving in the aggregate consideration or other expenditure of more than $50,000, or
         (B) any Affiliate;

                  (xiii) any guarantee of the payment or performance of any Person or any agreement to act as a surety, or other agreement to be contingently or secondarily liable for the obligations of any Person other than (A) the endorsement of checks in the ordinary course of business, and (B) guarantees or agreements which in the aggregate do not exceed $50,000; and

                  (xiv) any other contracts, agreements or commitments that are material to the business of the Company.

                  (b) The Seller has made available to the Buyer true, complete and correct copies of all written Contracts, together with all amendments thereto, set forth in Schedule 3.10(a). The Seller has made available to the Buyer true, complete and correct summaries of all oral Contracts listed on
Schedule 3.10(a).

                  (c) There does not exist under any Contract any event of default or event or condition on the part of the Company or, to the Seller's knowledge, of the other parties thereto, that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder by any party to any of the Contracts except as set forth in Schedule 3.10(c) and except for such events or conditions that, individually or in the aggregate (i) have not had or resulted in, and could not reasonably be expected to result in the future in, a Material Adverse Effect, and (ii) have not materially impaired the ability of the Seller to perform its obligations under this Agreement. Except as set forth in Schedule 3.10(c), each Contract (A) is in full force and effect, and (B) is a legal, valid, binding and enforceable obligation of the Company and, to the knowledge of the Seller and the Company, the other parties thereto. Except as set forth in Schedule 3.10(c), no Consent of any Person is required under any Contract as a result of or in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. Except as set forth in Schedule 3.30(c), to the Seller's knowledge, no outstanding bid or proposal was intentionally bid at a loss.

         3.11. BROKERS AND INTERMEDIARIES. Except for Quarterdeck Investment Partners, Inc. ("Quarterdeck"), neither the Seller nor the Company has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission, or for any bonus payable to any officer, director, employee, agent, sales representative, relative of or consultant to the Seller or the Company or its Affiliates upon consummation of the transactions contemplated hereby. The Seller shall be solely responsible for all payment obligations payable to Quarterdeck in connection with the consummation of the transactions contemplated herein and will indemnify and hold harmless the Buyer Indemnities from and against, and pay or reimburse the Buyer Indemnitees for, any Losses resulting from and arising out of the Seller's agreement with Quarterdeck.

         3.12. UNDISCLOSED LIABILITIES. The Company has no material debts, claims, commitments, liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise, except those (i) provided for or reserved against in the December 31, 1998 balance sheet that is part of the Financial Statements (the "Baseline Balance Sheet"), (ii) which have arisen in the ordinary course of business since the date of the Baseline Balance Sheet, or
(iii) set forth on Schedule 3.12.

         3.13. TAX MATTERS. All Tax Returns, declarations of estimated tax and tax reports required to be filed with respect to the Company, or any of its income, properties, franchises or operations have been duly and timely filed. All such Tax Returns, declarations and reports are true, complete and correct. All Taxes owed by the Company (whether or not shown on such Tax Returns, declarations or reports and on assessments received with respect to the Company), have been paid to the extent that such Taxes have become due, other than Taxes being contested in good faith (and for which adequate provision has been made in accordance with GAAP on the books and records of the Company). The Company has not extended or otherwise waived the benefit of any applicable statute of limitations or agreed to any extension of time with respect to a Tax assessment or deficiency. Except as set forth on Schedule 3.13, the Company has withheld all required amounts in respect of Taxes from its employees, agents, contractors and nonresidents and, to the extent required, has remitted such amounts to the proper agencies. To the Seller's knowledge no authority is expected to assess additional Taxes for any period for which Tax Returns have been filed. Schedule 3.13 hereto lists all federal, state, local and foreign income Tax Returns filed with respect to the Company for taxable periods since January 1, 1993 that have been audited and indicates those Tax Returns that currently are the subject of audit. The Seller has made available to the Buyer true, correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 1993.

         3.14. LABOR MATTERS. The Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company. Neither the Company nor the Seller knows of any activities or proceedings of any labor union or other organization to organize any such employees. To the Seller's knowledge, there have been no strikes, picketing, slowdowns, work stoppages, lockouts, concerted refusal to work overtime or similar labor activity or threats thereof, by or with respect to any of the employees of the Company. Except as set forth on Schedule 3.14, there are no collective bargaining or union disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the knowledge of the Seller, threatened with respect to any employee of the Company.

         3.15. EMPLOYEE BENEFIT PLANS.

               (a) Definitions. The following terms, when used in this Agreement, shall have the following meanings. Any of these terms may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

               (I) BENEFIT ARRANGEMENT, COMPANY BENEFIT ARRANGEMENT, INTERSTATE BENEFIT ARRANGEMENT, AND SCOTT BENEFIT ARRANGEMENT. "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, understanding, arrangement or policy and each plan, arrangement, understanding or program which provides for insurance coverage (including any self-insured arrangements), disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan, a Pension Plan or a Multiemployer Plan. "Company Benefit Arrangement" shall mean any Benefit Arrangement which is entered into, maintained, or contributed to, as the case may be, by the Company and which provides benefits to any employee or former employee of the Company with respect to his or her relationship with the Company. "Interstate Benefit Arrangement" shall mean any Company Benefit Arrangement which does not provide benefits to employees or former employees of Seller or any subsidiary of Seller other than the Company. "Scott Benefit Arrangement" shall mean any Company Benefit Arrangement other than an Interstate Benefit Arrangement.

               (ii) CODE. "Code" shall mean the Internal Revenue Code of 1986, as may be amended from time to time.

               (iii) EMPLOYEE PLANS, COMPANY EMPLOYEE PLANS, INTERSTATE EMPLOYEE PLANS, AND SCOTT EMPLOYEE PLANS. "Employee Plans" shall mean all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans. "Company Employee Plans" shall mean all Employee Plans which are entered into, maintained, or contributed to, as the case may be, by the Company and which provides benefits to any employee or former employee of the Company with respect to his or her relationship with the Company. "Interstate Employee Plans" shall mean any Company Employee Plan which does not provide benefits to employees or former employees of Seller or any subsidiary of Seller other than the Company. "Scott Employee Plan" shall mean any Company Employee Plan other than an Interstate Employee Plan.

               (iv) ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (v) ERISA AFFILIATE. "ERISA Affiliate" shall mean any entity which is a member of a "controlled group of corporations" with or under "common control" with the Company as defined in Section 414(b) or (c) of the Code.

               (vi) MULTIEMPLOYER PENSION PLAN. "Multiemployer Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA which is a "multiemployer plan," as defined in Section 4001(a)(3) of ERISA.

               (vii) MULTIEMPLOYER WELFARE PLAN. "Multiemployer Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

               (viii) PENSION PLAN, COMPANY PENSION PLAN, INTERSTATE PENSION PLAN, AND SCOTT PENSION PLAN. "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA, other than a Multiemployer Pension Plan. "Company Pension Plan" shall mean any Pension Plan which the Company maintains or contributes to, as the case may be, and which provides benefits to any employee or former employee of the Company with respect to his or her relationship with the Company. "Interstate Pension Plan" shall mean any Company Pension Plan which does not provide benefits to employees or former employees of Seller or any subsidiary of Seller other than the

         Company. "Scott Pension Plan" shall mean any Company Pension Plan other than an Interstate Pension Plan.

               (ix) WELFARE PLAN, COMPANY WELFARE PLAN, INTERSTATE WELFARE PLAN, AND SCOTT WELFARE PLAN. "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA, other than one which is a "multiemployer plan," as defined in Section 3(37) of ERISA. "Company Welfare Plan" shall mean any Welfare Plan which the Company maintains or contributes to, as the case may be, and which provides benefits to any employee or former employee of the Company with respect to his or her relationship with the Company. "Interstate Welfare Plan" shall mean any Company Welfare Plan which does not provide benefits to employees or former employees of Seller or any subsidiary of Seller other than the Company. "Scott Welfare Plan" shall mean any Company Welfare Plan other than an Interstate Welfare Plan.

                  (b) DISCLOSURE; DELIVERY OF COPIES OF RELEVANT DOCUMENTS AND OTHER INFORMATION. SCHEDULE 3.15 contains a complete list of all written Company Employee Plans and, to the Seller's knowledge, each of the oral Company Employee Plans, true and complete copies of each of which have been made available by the Company to Buyer, including: (i) each such Company Welfare Plan and Company Pension Plan and all amendments thereto and the current summary plan description, if any, for each such plan, (ii) each such written Company Benefit Arrangement, and (iii) each Annual Report on Form 5500 Series filed with any governmental agency for each such Company Welfare Plan and each such Company Pension Plan for the most recent plan year. Schedule 3.15 also indicates which of the Company Employee Plans are Interstate Employee Plans.

                  (c) Except as set forth in SCHEDULE 3.15, Seller represents as follows:

                  (i) PENSION PLANS; MULTIEMPLOYER PENSION PLANS. There are no Interstate Pension Plans. The only Company Pension Plans are Scott Pension Plans.

                  (ii) CODE OR ERISA LIABILITY. To Seller's knowledge, no liability is currently owed or expected to be incurred by the Company under or pursuant to the Code or Title I or IV of ERISA or the penalty, excise tax or joint and several liability provisions of the Code or ERISA relating to Interstate Employee Plans and Scott Employee Plans and, to the knowledge of the Seller, no event, transaction or condition has occurred or exists that could result in any such liability to the Company or, following the Closing, the Company or the Buyer.

                  (iii) PBGC. None of the assets of the Company are subject to any Encumbrance in favor of, or enforceable by, the Pension Benefit Guaranty Corporation.

                  (iv) COMPENSATION. SCHEDULE 3.15 lists (i) the name and total of annual rate of compensation (including bonuses, commissions and incentive compensation) of each employee of and consultant to the Company whose annual compensation exceeds $100,000, (ii) the aggregate compensation of all employees and consultants to the Company, and (iii) the name of each officer and director of the Company. Except as set forth in Schedule 3.15, none of the persons referred to above in items
         (i) and (ii) have
         notified the Seller that such person will cancel or otherwise terminate such person's relationship with the Company.

                  (v) COMPLIANCE. To Seller's knowledge, each of the Interstate Employee Plans and Scott Employee Plans listed in SCHEDULE 3.15 is and has at all times been in compliance in all respects with all applicable provisions of ERISA, the Code and other applicable law.

                  (vi) QUALIFICATION. To Seller's knowledge, each Scott Pension Plan which is intended to meet the requirements of Section 401(a) of the Code now meets, and since its inception has met or by utilization of remedial programs established by the Internal Revenue Service ("IRS") is deemed to have met, the requirements for qualification under
         Section 401(a) of the Code and nothing has occurred which would adversely affect the qualified status of any such Scott Pension Plan. To Seller's knowledge, the IRS has issued a favorable determination letter with respect to the qualification under the Code of each Scott Pension Plan and the IRS has not taken any action to revoke any such letter.

                  (vii) BONDS. To Seller's knowledge, each fiduciary and every plan official of each of the Interstate Employee Plans and Scott Employee Plans is bonded to the extent required by Section 412 of ERISA. To Seller's knowledge, those sections of all annual reports heretofore filed with the IRS, the Department of Labor and the PBGC by or on behalf of each of the Interstate Employee Plans and Scott Employee Plans which were required to be certified were only certified without qualification by the accountants or actuaries of such Interstate Employee Plans or such Scott Employee Plans.

                  (viii) TRIGGER EVENT. The execution and performance of the transactions contemplated by this Agreement will not constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, or vesting or increase in benefits (other than as agreed to by the parties in Section 5.6 and other than as provided in the Employment Agreements) with respect to any employee, former employee, consultant, agent or director of the Company or any of its ERISA Affiliates. No payment which the Company is required to pay to any employee, former employee, director, consultant or agent thereof as a result of the transactions contemplated by this Agreement will or could be characterized as an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Code.

                  (ix) MULTIEMPLOYER PLANS. At no time has the Company contributed to, been required to contribute to, or incurred any withdrawal liability (within the meaning of Section 4201 of ERISA) with respect to any Employee Plan which is a multiemployer plan as defined in Section 3(37) of ERISA.

                  (x) VEBAS. The Company does not sponsor or contribute to any Company Employee Plan which is funded by an association described in
         Section 501(c)(9) of the Code.

                  (xi) COBRA. To Seller's knowledge, each "group health plan" (within the meaning of Section 4980B of the Code) maintained by the Seller has been administered in compliance with the coverage continuation requirements contained in the Consolidated Omnibus Budget Reconciliation Act of 1985 and as provided under Section 4980B of the Code and any regulations promulgated or proposed under the Code.

                  (xii) FUNDED STATUS. There are no Interstate Employee Plans which are funded, or are required by applicable law to be funded.

                  (xiii) CONTRIBUTIONS. To Seller's knowledge, Seller and its ERISA Affiliates have made all contributions required to be made to each Scott Pension Plan under the terms of the plan and applicable law. To Seller's knowledge, no prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred with respect to any Employee Plan listed, which could subject any Interstate Employee Plan or any related trust, the Company, the Buyer or any director or employee of any of them to any tax or penalty imposed under Section 4975 of the Code or Section 502(c), 502(i) or 502(1) of ERISA, either directly or indirectly, and whether by way of indemnity or otherwise.

                  (xiv) RETIREE MEDICAL. The Company does not maintain, sponsor or contribute to any plan or program providing retiree medical or life insurance benefits.

          (d) Except for the Consulting Agreement and for the deemed terminations under the benefit plans as provided under Section 5.6, to the Seller's knowledge, neither the Seller, nor the Company, has deferred laying off or terminating any employee of the Company or any consultant to the Company or has any present intention or at the Closing Date will have any intention of laying off or terminating any employee of the Company or any consultant of the Company.

         3.16. INTELLECTUAL PROPERTY. The following representations and warranties are qualified in their entirety to the exceptions set forth on
Schedule 3.16:

                  (a) Schedule 3.16 lists all material Intellectual Property Rights that are either owned by the Company or with respect to which (as noted on Schedule 3.16) the Company has a right or license (the "Material Intellectual Property"). The Material Intellectual Property provides the Company with sufficient rights to conduct its business as the same is currently conducted. The Company owns all right, title and interest in, or has a valid license to use, the Material Intellectual Property, and such licenses are not terminable due to any breach or noncompliance by the Company and shall not be adversely affected by the transactions contemplated herein. No other Person has any right, title or interest in, to or under any of the Material Intellectual Property owned by the Company, except for the provisions under any license listed on
Schedule 3.16 and except any such right, title or interest which has not had and could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect. Schedule 3.16 indicates which Material Intellectual Property is owned by the Company (and identifies the licenses thereof by the Company) and indicates which Material Intellectual Property is licensed to the Company. All licenses of Material Intellectual Property by the Company are non-exclusive.

                  (b) The Material Intellectual Property owned by the Company is not subject to any Encumbrance in favor of any third party. None of the Company's rights in or to any of its Material Intellectual Property shall be adversely affected by its execution or delivery of this Agreement or by the performance of its obligations hereunder or by the transaction contemplated herein. No claims with respect to any Material Intellectual Property are being asserted or, to the Seller's knowledge, threatened by any Person (i) against the Company, or (ii) against any other Person based on its use of any Material Intellectual Property owned, licensed or used by the Company or based on any product or service provided by the Company, except for such claims which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Company's past or present activities, including, but not limited to, the manufacture, use, sale or distribution of any product and the provision of any service, and no manufacture, use, sale or distribution of any of the Company's products by any Person, constitutes or has constituted an infringement, misappropriation, unauthorized use or other violation of any valid intellectual property of any third party and to the knowledge of the Seller, no valid grounds exist for any bona fide claims against the Company or any such Person, which has had or which reasonably would be expected to have a Material Adverse Effect. There has not been, nor is there presently, any unauthorized use, infringement, misappropriation or violation of any of the Material Intellectual Property by any Person, except those which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has the full right to make, have made, sell, possess, use, copy, distribute, display, transfer and license, in any such case without payment, all Material Intellectual Property except pursuant to those licenses listed on Item 1(f) of Schedule 3.16, and except for those limitations on such right which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (c) To the knowledge of the Seller, no Material Intellectual Property owned by the Company is subject to any outstanding order, award, decision, injunction, judgment, decree or stipulation restricting the transfer, use, enforcement or licensing thereof by the Company. The Company has not entered into any agreement granting any third party the right to bring infringement actions with respect to, or otherwise to enforce rights with respect to, any Material Intellectual Property owned by the Company. The Company has the exclusive right to file, prosecute and maintain all applications and registrations with respect to Material Intellectual Property owned by the Company.

                  (d) The Company has taken all reasonable and necessary steps to maintain the Material Intellectual Property owned by the Company and its rights thereunder, and no such rights to Material Intellectual Property have been canceled or are in jeopardy of being canceled. The Company has paid all fees, annuities and all other payments which have heretofore become due by the Company to any Governmental Authority with respect to Material Intellectual Property owned or licensed by the Company, except those which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

                  (e) To the knowledge of the Seller, all source code for all computer programs and other software constituting Material Intellectual Property owned by the Company is in the sole possession of the Company and is being maintained on a confidential basis. The Company has no obligation to afford any Person access to any source code for any computer program or other software constituting Intellectual Property owned by the Company.

               (f) Neither the Company nor the Seller has granted to any other Person any right, title or interest in or to any Invention Agreement.

         3.17. WNRO AND YEAR 2000 COMPLIANCE. The Company has reviewed its assets, products (including products sold by the Company prior to the Closing
Date), components, systems, processes and controls (including any of the foregoing that are used by the Company pursuant to a valid license) to determine whether such assets, products, components, systems, processes and controls will not be materially adversely affected, and will function at least as effectively and reliably, in all material respects, notwithstanding the occurrence of or calculation involving calendar dates after (i) August 21, 1999 ("WNRO Compliant"); and (ii) December 31, 1999 ("Year 2000 Compliant"). The Company has initiated, but not yet completed, a program (the "Program") intended to cause such assets, products, components, systems, processes and controls to be WNRO Compliant and Year 2000 Compliant, a summary of which Program is substantially as set forth in Schedule 3.17 as of the date set forth thereon. Except as expressly specified in this Section 3.17, Seller does not make and has not made any representation or warranty relating to whether the Company's assets, products, components, systems, processes and controls are, or will be, WNRO Compliant or Year 2000 Compliant in any respect. The Program, as designed by the Company, has not failed to incorporate the assessment of any asset, product, component, system, process or control; however, if there was such an omission such omitted asset, product, component, system, process or control will not be found to be non-WNRO Compliant or non-Year 2000 Compliant in any material respect. Provided the Company uses commercially reasonable efforts and provides adequate funding as required, the Seller has no knowledge of any circumstances that are reasonably likely to occur that would preclude the Company from achieving the successful implementation and completion of the Program.

         3.18. DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES; KNOWLEDGE; DISCLOSURE.

               (a) The Seller does not make, and has not made, any representations or warranties relating to the Seller, the Company or the business of the Company or otherwise in connection with the transaction contemplated hereby other than those expressly set forth herein.

               (b) No representation or warranty of the Seller in this Agreement or in any certificate or instrument delivered by the Seller or the Company in accordance with the terms hereof contains any untrue statement of a material fact or omits any statement of a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

               (c) Whenever a representation or warranty made by the Seller herein refers to the knowledge or expectation of the Seller, such knowledge or expectation shall be deemed to consist only of the actual knowledge or expectation of any of those persons listed on Schedule 3.18 or the knowledge or expectation which would have been present after reasonable due inquiry by the persons on Schedule 3.18 based on his or her position with the Seller and/or the Company.

         3.19. PRODUCT WARRANTIES. Schedule 3.19 sets forth a list of all pending or, to the Seller's knowledge, threatened product warranty claims in excess of $25,000. Except as set forth in Schedule 3.19 and in the Contracts, there are no outstanding written warranties with respect to the products currently being offered or sold by the Company. The Seller is not aware of any facts that indicate that the reserves for product warranties reflected in any of the balance sheets included in the Financial Statements are materially understated.

         3.20. ORDER BACKLOG. A true and complete list of (a) all firm product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Persons other than Governmental Authorities in excess of $25,000, and (b) all firm funded product and service purchase orders and contracts for the sale of goods or the delivery of services by the Company to Governmental Authorities in excess of $25,000 (collectively, the "Backlog"), pending as of the latest practical date prior to the date of this Agreement is set forth in Schedule 3.20 attached hereto.

         3.21. INSURANCE. Schedule 3.21 contains a true, complete and correct list of all insurance policies currently maintained by the Seller or the Company covering the Company's property and operations and no written notice of cancellation, termination, or reduction of coverage, and no written notice of intention to cancel, terminate or reduce coverage, has been received. The Seller or the Company has given, or will give, the Buyer access to true, complete and correct copies of all such policies together with all riders and amendments thereto. Such policies are in full force and effect, and all premiums due thereon have been paid.

         3.22. DEALINGS WITH AFFILIATES. Schedule 3.22 sets forth a complete list of all contracts, arrangements or other agreements (written or oral) involving an annual receipt or expenditure of $25,000 or more between the Company and its Affiliates. The Seller or the Company heretofore has delivered or made available to the Buyer true and complete copies (or a detailed summary in the case of an oral agreement) of each such contract, arrangement or other agreement.

         3.23. TERRITORIAL RESTRICTIONS. Except as set forth on Schedule 3.23, to the Seller's knowledge, the Company is not restricted by any enforceable written agreement with any other Person from carrying on its business anywhere in the world.

         3.24. EFFECT OF TRANSACTION. No creditor, employee, consultant or other Person (other than customers or suppliers) having a material business relationship with the Company has informed the Seller or the Company in writing that such Person intends to terminate or materially adversely change the relationship with the Company because of the purchase and sale of the Shares, nor does the Seller have knowledge of any such intent.

         3.25. RECEIVABLES. The Company's receivables, which have arisen in connection with the Company's business and which are reflected in the Baseline Balance Sheet or will be reflected in the Closing Date Balance Sheet, have arisen only from bona fide transactions in the ordinary course of business consistent with past practice.

         3.26. INVENTORIES. Inventories provided for in the Baseline Balance Sheet ("Inventories") net of the reserves set forth therein (i) are of such a quality and quantity as to be usable in the ordinary course of business, and
(ii) that are finished goods are saleable in the ordinary course of business.

         3.27. SUPPLIERS AND CUSTOMERS. Schedule 3.27 sets forth the 10 largest suppliers of the Company, all sole source suppliers of the Company and the 10 largest customers of the Company for the period January 1, 1997 through the date hereof. To the Seller's knowledge none of such suppliers or customers has notified the Company in writing that it intends to cancel or otherwise substantially modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company either as a result of the transactions contemplated hereby or otherwise.

         3.28. ANTITAKEOVER PROVISIONS. No "fair price", "moratorium", "control share acquisition" or other form of antitakeover statute, regulation, charter provision or contract is applicable to the purchase of the Shares by the Buyer or any of the other transactions contemplated by this Agreement.

         3.29. CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT AND OTHER RESPONSIBILITY MATTERS. Neither the Seller nor the Company has, within the last six years, had any contracts terminated for default by any United States federal agency. Except as set forth on Schedule 3.29, neither the Seller nor the Company, nor, to the Seller's knowledge, any of their respective officers, directors, or employees having management or supervisory responsibilities: (a) is disbarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any federal agency; (b) has, within the last six years, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state or local) contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or (c) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with, commission of any of the offenses listed in clause (b) above.

         3.30. GOVERNMENTAL CONTRACTS.

               (a) Except as set forth in Schedule 3.30(a), with respect to each fixed price Government Contract with a backlog value in excess of $500,000; each "cost plus" Government Contract with a backlog value in excess of $500,000, and each Bid that, if accepted, would result in such a Government Contract (a "Government Bid") to which the Company is a party, to the Seller's knowledge (i) the Company has complied with all material terms and conditions of such Government Contract or Government Bid, including all clauses, provisions and requirements incorporated expressly, by reference or by operation of law therein; (ii) the Company has complied with all requirements of all Applicable Laws or agreements pertaining to such Government Contract or Government Bid;
(iii) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract or Government Bid were complete and correct as of their effective date, and the Company has complied in all material respects with all such representations and certifications; (iv) neither the Governmental Authority nor any prime contractor, subcontractor or other Person has notified the Company in writing that the Company has breached or violated any Applicable Law or material certification, representation, clause, provision or requirement pertaining to such Government Contract or Government Bid; (v) no termination for convenience, termination for default, cure notice or show cause notice is currently in effect pertaining to such Government Contract or Government Bid; (vi) no cost incurred by the Company pertaining to such Government Contract or Government Bid is currently being questioned or challenged, is the subject of any investigation or has been disallowed by the Governmental Authority; (vii) no money due to the Company pertaining to such Government Contract or Government Bid has been (or has attempted to be) withheld or set off and the Company is entitled to all progress payments with respect thereto; and (viii) each Government Contract is valid, subsisting and in full force and effect.

               (b) Except as set forth in Schedule 3.30(b), neither the Company, any of its employees, nor, to the Seller's knowledge, any of its consultants or agents is (or during the last six years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, or any audit or investigation by the Company with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid. Except as set forth in Schedule 3.30(b), the Seller has no knowledge of any irregularity, misstatement or omission arising under or relating to any Government Contract or Government Bid that has led or could reasonably be expected to lead, either before or after the Closing, to any of the consequences set forth in the immediately preceding sentence or any other damage, penalty, assessment, recoupment of payment or disallowance of cost, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

               (c) Except as set forth in Schedule 3.30(c), there exists: (i) no outstanding claims against the Company by any Governmental Authority or any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or Government Bid referred to in Section 3.30(a); and (ii) no disputes between the Company and any Governmental Authority under the Contract Disputes Act or any other federal statute or between the Company and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or Government Bid, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

               (d) Except as set forth in Schedule 3.30(d), to the Seller's knowledge all test and inspection results the Company has provided to the Governmental Authority pursuant to any Government Contract referred to in
Section 3.30(a) or to any other Person pursuant to any such Government Contract or as a part of the delivery to the Governmental Authority pursuant to any such Government Contract of any article designed, engineered or manufactured in the Business were complete and correct in all material respects as of the date so provided. Except as set forth in Schedule 3.30(d), to the Seller's knowledge, the Company has provided all test and inspection results to the Governmental Authority pursuant to any such Government Contract as required by Applicable Law and the terms of such Government Contract.

         3.31. GOVERNMENT FURNISHED EQUIPMENT. Schedule 3.31 incorporates the most recent schedule delivered to the U.S. Government which identifies by description or inventory number certain material equipment and fixtures loaned, bailed or otherwise furnished to or held by the Company by or on behalf of the United States and such schedule is accurate in all material respects as of June 28, 1999.

                                    ARTICLE 4

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER
                   -------------------------------------------

         The Buyer represents and warrants to the Seller that:

         4.1. ORGANIZATION AND AUTHORITY OF THE BUYER. The Buyer is a corporation organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and all agreements and documents contemplated hereby by the Buyer, and the consummation by it of the transaction contemplated hereby, have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and constitutes, and all agreements and documents contemplated hereby when executed and delivered pursuant hereto will constitute, the valid, binding and enforceable obligation of the Buyer, enforceable in accordance with their terms.

         4.2. ABILITY TO CARRY OUT THE AGREEMENT. Except as disclosed on
Schedule 4.2 and except for compliance with the HSR Act, the Buyer is not subject to or bound by any provision of (i) any Applicable Laws; (ii) its certificate of incorporation or by-laws; (iii) any material mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other material instrument or agreement, license, permit, trust, custodianship, or other restriction; or (iv) any judgment, order, writ, injunction or decree of any Governmental Authority that, in any case, would prevent, or be violated by, or under which there would be a default as a result of, nor is the consent of, or filing with any Person or Governmental Authority under any material agreement required for, the execution, delivery and performance by the Buyer of this Agreement and the transactions contemplated hereby.

         4.3. CERTIFICATION REGARDING DEBARMENT, SUSPENSION, PROPOSED DEBARMENT AND OTHER RESPONSIBILITY MATTERS. The Buyer has not, within the last six years, had any contracts terminated for default by any United States federal agency. Neither the Buyer, nor, to the Buyer's knowledge, any of its officers, directors or employees having management or supervisory responsibilities: (a) is disbarred, suspended, proposed for debarment, or declared ineligible for the award of contracts by any federal agency; (b) has, within the last six years, been convicted of or had a civil judgment rendered against them for: commission of fraud or a criminal offense in connection with obtaining, attempting to obtain, or performing a public (federal, state or local) contract or subcontract; violation of federal or state antitrust statutes relating to the submission of offers; or commission of embezzlement, theft, forgery, bribery, falsification or destruction of records, making false statements, tax evasion, or receiving stolen property; or (c) is presently indicted for, or otherwise criminally or civilly charged by a Governmental Authority with, commission of any of the offenses listed in clause (b) above.

         4.4. LITIGATION. There are no actions, suits, proceedings, criminal, civil, regulatory or otherwise, orders or investigations pending or, to the Buyer's knowledge, threatened by or against or affecting the Buyer at law or in equity, or before or by any Governmental Authority that would materially adversely affect the Buyer's ability to consummate the transactions contemplated hereby or would prevent performance by the Buyer of this Agreement.

         4.5. BROKERS AND INTERMEDIARIES. Buyer has not employed any broker, finder, advisor or intermediary in connection with the transaction contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof.

         4.6. INVESTMENT INTENT. The Buyer is acquiring the Shares for its own account for investment purposes, without a present view to the resale or other distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. The Buyer will not so distribute or resell the Shares in violation of any such law. The Buyer is an "accredited investor" as that term is defined in Section 501 under the Securities Act of 1933, as amended. The Buyer has sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of the transactions contemplated by this Agreement.

         4.7. FINANCIAL CAPABILITY. The Buyer has adequate funds to purchase the Shares on the terms and conditions contained in this Agreement and will have such funds on hand and readily available on the Closing Date.

                                    ARTICLE 5

          CERTAIN COVENANTS AND AGREEMENTS OF THE SELLER AND THE BUYER
          ------------------------------------------------------------

         5.1. ACCESS AND INFORMATION; CONFIDENTIALITY; ACKNOWLEDGMENTS.

               (a) The Seller shall continue to permit the Buyer and its representatives to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records of the Company and to appropriate employees and agents of the Company. Until the Closing, all information provided to the Buyer pursuant hereto shall be subject to that certain confidentiality agreement executed by and between the Buyer and the Seller or Quarterdeck on behalf of the Seller (the "Confidentiality Agreement"). If the Closing occurs, then the Confidentiality Agreement shall cease to have any force and effect automatically without further action of the parties thereto.

               (b) Each party shall notify the other party promptly upon its discovery of any information which constitutes or would indicate a material breach by the other party of any representation, warranty or agreement of the Seller hereunder.

         5.2. REGULATORY FILINGS. As promptly as practicable after the date of the execution of this Agreement, the parties shall file notifications under and in accordance with the HSR Act and any applicable antitrust or similar acts in connection with the transaction contemplated hereby. The parties shall respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "Antitrust Division"), and any applicable foreign agencies or authorities having jurisdiction for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Authority in connection with antitrust matters. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with such filings. Each party shall use reasonable efforts to vacate any injunction or other order (whether temporary, preliminary or permanent) enacted, issued, promulgated or entered by the FTC, the Antitrust Division or other Governmental Authority, which has the effect of making the transaction contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transaction. In addition, if necessary, as promptly as practicable after the date of the execution of this Agreement, the parties shall file notification under and in accordance with the Exon-Florio Amendment in connection with the transactions contemplated hereby, and shall respond as promptly as practicable to any inquiries received from any applicable Governmental Authority having jurisdiction for additional information or documentation in connection therewith.

         5.3. CONDUCT OF BUSINESS; INTERCOMPANY ACCOUNTS.

               (a) Prior to the Closing, and except as otherwise contemplated by this Agreement, the Real Estate Purchase Agreement, the Rollover Lease or consented to or approved by the Buyer, or except in the ordinary course of business, consistent with past practice, the Seller, with respect to the Company shall:

               (i) carry on the business of the Company in the ordinary course, consistent with past practice and in substantially the same manner as heretofore conducted; use commercially reasonable efforts to maintain the business of the Company in good operating condition and repair; and take all steps reasonably necessary to maintain the intangible assets of the Company;

               (ii) not grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any employee of the Company (provided any increase in the compensation of any employee earning more than $75,000 shall be deemed outside of the ordinary course of business) or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any employee of the Company;

               (iii) not enter into any new employment agreement or collective bargaining agreement or commitment (including any commitment to pay retirement or other benefits) to or with any of the employees of or consultants to the Company, provided any new employment agreement or collective bargaining agreement shall be deemed outside of the ordinary course of business;

               (iv) not sell, assign, license, dispose of, or transfer any of the assets of the Company having a fair market value of at least $10,000 individually or $50,000 in the aggregate other than sales of Inventories in the ordinary course of business consistent (in kind and amount) with past practice, or incur any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) in excess of $50,000 individually or $200,000 in the aggregate which amounts shall be deemed outside of the ordinary course of business;

               (v) not (a) enter into or terminate any lease or license of real estate, provided that any termination of any lease or license of real estate shall be deemed outside of the ordinary course of business, (b) incur, create or assume any Encumbrances on any of the assets of the Company except for Permitted Encumbrances, or (c) make any modifications of or changes in or terminate any existing Contract other than as may be required to consummate the transactions contemplated hereby, provided any such modification or change which exceed $100,000 in amount shall be deemed outside of the ordinary course of business;

                  (vi) not make any capital expenditure or capital expenditure commitment (other than in an emergency) in excess of $50,000 individually or $100,000 in the aggregate which amounts shall be deemed outside of the ordinary course of business;

                  (vii) not repay or prepay any liability or obligation prior to its stated maturity in excess of $250,000 individually or $500,000 in the aggregate which amounts shall be deemed outside of the ordinary course of business;

                  (viii) maintain in full force and effect the existing insurance described in Schedule 3.21; and

                  (ix) not make, give or grant any bid or proposal, or any customer option relating to contracts in Backlog, (A) involving an amount in excess of $250,000 (or amend, supplement or terminate any existing bid or proposal, or any existing customer operation relating to contracts in the Backlog, involving an amount in excess of $250,000), each of which shall be deemed outside of the ordinary course of business, (B) at a price or prices less than the associated costs, including the Company's allocation of selling, general and administrative expenses, which shall be deemed outside of the ordinary course of business, or (C) not in the ordinary course of business, consistent with past practice.

                  Notwithstanding the foregoing, the Buyer and the Seller acknowledge and agree that (a) the Company shall either lease or purchase (i) a new phone system, and (ii) certain computer equipment and software, for an aggregate value of approximately $815,000, (b) such events shall not be subject to the limitations set forth in this
         Section 5.3(a), and (c) the Buyer will have the opportunity to review proposals with respect to the foregoing and shall timely provide the Seller a response as to whether the Company should lease or purchase same.

                  (b) The Seller and the Buyer agree that all intercompany accounts between the Seller and the Company otherwise recorded on the books and records of the Company shall be canceled without payment as of the Closing, and no further payment therefor shall be made after the Closing. All intercompany agreements, including tax sharing agreements, between the Company and the Seller or its Affiliates shall be cancelled effective as of the Closing. Notwithstanding the foregoing, the parties acknowledge and agree that the Real Estate Purchase Agreement, the Rollover Lease and the rights and obligations under such agreements shall survive the Closing pursuant to the terms thereof.

         5.4. TAX MATTERS.

               (a) The Seller shall cause the Company to be included in the consolidated Federal Tax Returns that include the Seller for all periods for which they are required to be so included, including but not limited to the period from and including January 1, 1999 through the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Tax Returns that include the Seller, for all periods ended on or prior to the Closing Date ("Pre-Closing Periods") for which the Company is required to be so included. The Buyer shall cause the Company to prepare information (including schedules, worksheets and other data) necessary, in the Seller's reasonable judgment, to include the Company in the Tax Returns for such period. The Buyer shall cause the Company to deliver to the Seller the information not earlier than two (2) months after receiving the appropriate reporting package of schedules, nor later than two (2) months prior to the due date (including extensions thereof) of the applicable Tax Return, whichever is later; provided, however, that in no event shall such delivery be made any later than the date that is one month prior to such due date. The Seller shall pay all Taxes of the Company for all Pre-Closing Periods. The Buyer shall cause the Company to promptly reimburse the Seller for all Taxes of the Company paid by the Seller with respect to all Pre-Closing Periods to the extent such Taxes are accrued or otherwise reflected as a liability on the Closing Date Balance Sheet. The Seller shall be entitled to all refunds of Taxes (including but not limited to interest with respect thereto) that either Buyer, Seller or the Company may receive relating to any Pre-Closing Period, and the Buyer shall pay, or cause the Company to pay, to the Seller any such refund that Buyer or the Company may receive promptly after receipt thereof. The Buyer shall be entitled to all refunds of Taxes (including but not limited to interest with respect thereto) that either Buyer, Seller or the Company may receive relating to any periods other than the Pre-Closing Periods, and the Seller shall pay to the Buyer any such refund that Seller may receive promptly after receipt thereof. At the request of the Seller, the Buyer shall file, or shall cause the Company to file, any claims for such refunds.

               (b) The Seller and the Buyer shall cooperate to take or cause to be taken, and shall, take or cause to be taken, all actions necessary and appropriate to effect a timely proper election under Section 338(h)(10) of the Code and the Treasury Regulations thereunder and, to the extent possible, to make similar elections for state income tax purposes. The Seller and the Buyer shall comply fully with all filing and other requirements necessary to effectuate such elections on a timely basis and agree to cooperate in good faith with each other in the preparation and timely filing of any Tax Returns required to be filed in connection with the making of the elections, including the exchange of information and the joint preparation and delivery to each other within 180 days of the Closing of Form 8023 and, if applicable, Form 8594, including related schedules (which form and related schedules shall promptly thereafter be filed by the Buyer with the applicable District Director of the Internal Revenue Service) and the filing of such form and related schedules with their respective income tax returns in the time and manner prescribed by law. The parties shall allocate the Adjusted Grossed-up Basis ("AGUP"), as determined under Treasury Regulation section 1.338(b)-1, among Classes I, II, III, IV and V in accordance with Treasury Regulation section 1.338(b)-2T(b). The foregoing allocations of AGUP for the assets of the Company shall be binding on the parties for income tax purposes. The Seller shall be responsible for any and all Taxes of the Company or Taxes for which the Company may be responsible relating to the making of the election under Section 338(h)(10) of the Code and the several liability under Consolidated Return Regulation Section 1.1502-6 of the Company for the income tax liability of the Seller and the members of its consolidated group for such taxable periods as the Company was a member of such consolidated group to the extent that such Taxes were not accrued or otherwise reflected as a liability on the Closing Date Balance Sheet.

                  (c) Any Taxes with respect to the Company that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be allocated between the Seller and the Buyer as determined from the books and records of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions then in effect and which are consistent with past tax accounting practices and in accordance with the applicable Consolidated Return Regulations. The Buyer shall cause the Company to file all Tax Returns for all periods after the Closing Date and pay, or cause to be paid, when due all Taxes shown as due on all such Tax Returns. The Seller shall promptly reimburse the Buyer for all Taxes paid by the Company (or on behalf of the Company) after the Closing Date to the extent that such Taxes are allocable to the Pre-Closing Periods and were not accrued or otherwise reflected as a liability on the Closing Date Balance Sheet. At least thirty (30) days prior to the due date for filing of any Tax Return for the first period following the Closing Date, the Buyer shall provide the Seller with a substantially final draft of such Tax Return, and the Seller shall have the right to review such Tax Return. The Seller shall notify the Buyer of any objections the Seller may have to any item set forth in such Tax Return, and the Seller and the Buyer agree to consult and resolve in good faith any such objection. At least 30 days prior to the due date for the filing of any Tax Return which includes the results of operations of the Company for the last taxable period during which it was a member of the Seller's consolidated group and which the Seller is required to file, the Seller shall provide the Buyer with a substantially final draft of such Tax Return (or such portion of any such Tax Return) as relates to the operations of the Company for such taxable period, and the Buyer shall have the right to review such Tax Return (or portion of such Tax Return). The Buyer shall notify the Seller of any objections the Buyer may have to any item set forth in such Tax Return (or portion of such tax Return), and the Seller and the Buyer agree to consult and resolve in good faith any such objections.

                  (d) The Buyer shall within ten (10) business days notify the Seller in writing upon receipt by the Buyer or any Affiliate of the Buyer of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company so long as any Pre-Closing Period remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Buyer or any Affiliate of the Buyer which may affect the Tax Liabilities of the Company, in each case for Taxes and Tax Returns with respect to which the Seller may be liable under this Agreement. Failure of the Buyer to comply with the notification requirement set forth in the preceding sentence shall relieve the Seller of its indemnification obligations with respect to such liabilities, but only in the event and to the extent that the Seller was prejudiced by such failure. The Seller shall promptly notify the Buyer in writing upon receipt by the Seller or any Affiliate of the Seller of notice hereafter received of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company.

                  (e) Except as otherwise disclosed on Schedule 5.4(e), there are not presently pending or threatened in writing any audits of, or assessments against, the Company by any federal, state, local or foreign tax authorities or any such pending or threatened audits of, or assessments against, any of the Company's Affiliates that could have a Material Adverse Effect on the Company.

                  (f) Except as set forth in Schedule 5.4(f), neither the Company nor any Person on behalf of the Company (i) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law or any other agreement relating to Taxes with any federal, state, local or foreign tax authority, or (ii) has agreed that the Company will or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in method of accounting initiated by the Company (or on behalf of the Company).

                  (g) Notwithstanding anything in this Agreement to the contrary, the Seller shall have the right to represent the interests of the Company in any Tax audit or administrative or court proceeding relating to Taxes or Tax Returns with respect to which the Seller may be liable under this Agreement (including without limitation any such proceedings relating to the income, properties or operations of the Company for Pre-Closing Periods). The Buyer agrees that it will reasonably cooperate with the Seller and its representatives in the defense against or compromise of any claim in any such proceeding. Without the prior written consent of the Seller, neither the Buyer nor the Company may settle any Tax claim for the portion of the year or period ending on the Closing Date which may be the subject of an indemnification claim hereunder.

                  (h) After the Closing Date, the Buyer and the Seller shall provide each other, and the Buyer shall cause the Company to provide the Seller, with such cooperation and information relating to the Company as either party reasonably may request in filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and the Buyer shall cause the Company to retain, all Tax Returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Tax Returns and other documents are offered and delivered to the Seller or the Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 5.4(i) shall be kept confidential, except as may be otherwise necessary in connection with filing any Tax Return (or amended Tax Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Each party shall make available to the other party (and the Buyer also shall cause the Company to make available to the Seller), on a timely basis, the most appropriate personnel to satisfy the obligations under this Section 5.4(i) at no cost to the requesting party. Notwithstanding the foregoing, neither the Seller nor the Buyer, nor any of their respective Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 5.4(i); provided, however, no request shall be deemed unreasonable if made in response to the request of a taxing authority for information or documents not in the possession of the requested party nor otherwise reasonably available to it.

              (i) All registration, stamp, value-added, sales or use or similar taxes, and transfer taxes that are payable by reason of the transaction contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder shall be borne by the Buyer. The Buyer and the Seller shall cooperate in filing all necessary Tax Returns and other documentation with respect to the Taxes described in this Section 5.4(j).

         5.5. AFFILIATE OBLIGATIONS. Effective as of the Closing, the Buyer shall assume, and the Buyer shall use its commercially reasonable efforts to obtain the unconditional release and discharge of the Seller in respect of, all obligations of the Seller relating to the Company or the business of the Company identified on Schedule 5.5.

         5.6. EMPLOYEE BENEFIT MATTERS.

              (a) DEFINITIONS. The terms defined in Section 3.15 hereof shall have the same meanings whenever they are used in this Section 5.6. In addition, the following terms shall have the following meanings whenever used in this
Agreement:

                  (i) CONSULTING AGREEMENT. "Consulting Agreement" shall mean the Agreement between the Company and Roger R. Rascon as in existence on the Closing Date.

                  (ii) DEFERRED COMPENSATION AGREEMENT. "Deferred Compensation Agreement" shall mean the 1982 Deferred Compensation Agreement between Scott Technologies, Inc. (previously known as Figgie International Inc.) and Richard A. Foster as in existence on the date hereof.

                  (iii) DEFERRED COMPENSATION PLAN. "Deferred Compensation Plan" shall mean the 1983 Scott Technologies, Inc. (previously known as Figgie International Inc.) Deferred Compensation Plan, including related Deferred Compensation Agreements with Frank D. Matulis, and Donald W. Higbee, as in existence on the date hereof.

                  (iv) DISABILITY PLAN. "Disability Plan" shall mean the Scott Technologies, Inc. Disability Plan for Salaried Employees as in existence on the date hereof.

                  (v) EMPLOYMENT AGREEMENTS. "Employment Agreements" shall mean all employment agreements between any Interstate Employee and the Seller or the Company, as listed on Schedule 3.15, as in existence on the date hereof.

                  (vi) EXECUTIVE BENEFITS PROGRAM. "Executive Benefits Program" shall mean the Scott Technologies, Inc. (previously known as Figgie International Inc.) Senior Executive Benefits Program, including the Participation Agreement with Richard A. Foster, as in existence on the Closing Date.

                  (vii) FORMER INTERSTATE EMPLOYEE. "Former Interstate Employee" shall mean a person who is not an employee of the Seller or any of its subsidiaries on the Closing Date and who was an employee of the Company on the day prior to his termination of employment from Seller's Controlled Group. "Former Interstate Employee" shall also include any employee of the Company who on the Closing Date is on a leave of absence which is unapproved by the Company, or who is receiving long-term disability benefits under, or who is determined to be disabled under, any Company Employee Plan as of the Closing Date.

                  (viii) INTERSTATE EMPLOYEE. "Interstate Employee" shall mean Richard E. Tierney, Joseph Knight, J.B. Hemphill and any person who is an employee of the Company on the Closing Date. "Interstate Employee" shall exclude any Former Interstate Employees.

                  (ix) NONQUALIFIED SAVINGS PLAN. "Nonqualified Savings Plan" shall mean the Scott Technologies, Inc. Nonqualified 401(k) Savings Plan and related Rabbi Trust as in existence on the date hereof.

                  (x) RETIREMENT PLAN. "Retirement Plan" shall mean the Scott Technologies, Inc. Retirement Income Plan II as in existence on the date hereof.

                  (xi) SAVINGS PLAN. "Savings Plan" shall mean the Scott Technologies, Inc. Savings Plan for Salaried Employees as in existence on the date hereof.

                  (xii) SCOTT PLAN COVERED INTERSTATE PERSON. "Scott Plan Covered Interstate Person" shall mean each Interstate Employee, Former Interstate Employee, and dependent or qualified beneficiary of an Interstate Employee or Former Interstate Employee who immediately prior to the Closing Date is covered under any Scott Employee Plan in any capacity.

                  (xiii) SELLER'S CONTROLLED GROUP. "Seller's Controlled Group" shall mean the Seller and any entity which is a member of a "controlled group of corporations" with or under "common control" with the Seller as defined in
Section 414(b) or (c) of the Code.

                  (xiv) SEVERANCE PAY PLAN. "Severance Pay Plan" shall mean the Scott Technologies, Inc. Severance Pay Plan as in existence on the date hereof.

                  (xv) SPLIT DOLLAR PLAN. "Split Dollar Plan" shall mean the Scott Technologies, Inc. (previously known as Figgie International Inc.) Life Insurance Plan, including the Split Dollar Life Insurance Agreement with Richard
E. Tierney, as in existence on the date hereof.

                  (xvi) STOCK OPTION PLAN. "Stock Option Plan" shall mean the Scott Technologies, Inc. (previously known as Figgie International Inc.) Key Employees' Stock Option Plan and Related Agreements as in existence on the date hereof.

                  (b) RETIREMENT PLAN. All Interstate Employees shall cease to be active participants in the Retirement Plan effective as of the Closing Date. No Interstate Employee shall accrue additional benefits under the Retirement Plan as a result of employment with the Company after the Closing Date. Seller shall cause each Interstate Employee to be fully vested in his or her accrued benefits under the Retirement Plan effective as of the Closing Date.

                  (c) SAVINGS PLAN. The Closing Date shall be the date of cessation of participation of each Interstate Employee under the Savings Plan for all purposes, and no Interstate Employee shall accrue additional benefits, or receive additional contributions or allocations, under the Savings Plan as a result of employment with the Company after the Closing Date. Effective as of the Closing Date, Seller shall cause each Interstate Employee to be fully vested in his or her accrued benefits under the Savings Plan effective as of the Closing Date, shall cause each Interstate Employee to receive matching contributions as provided under the Savings Plan with respect to the elective contributions made by such Interstate Employee through the Closing Date, and shall cause each Interstate Employee to share in any employer discretionary contribution made to the Savings Plan for the 1999 plan year allocated on the basis of the compensation earned by such Interstate Employee through the Closing Date. Prior to the Closing Date, Seller shall spinoff that portion of the Savings Plan which constitutes the Interstate Employees' interest in the Savings Plan into a separate plan which shall be assumed by the Company (the "Company Savings Plan"). Seller shall cause the trustee of the Savings Plan to transfer to the funding agent of the Company Savings Plan such cash and other assets as are allocated to the accounts of each Interstate Employee under the Savings Plan as of the date of the transfer. The transfer contemplated by this Section 5.6(c) shall be completed within ninety (90) days after the Company creates the Company Savings Plan, files an application with the Internal Revenue Service requesting a determination that the Company Savings Plan satisfies the requirements of Code
Section 401(a), and delivers to Seller a representation by the Company that it will take all steps reasonably necessary to obtain such determination. The Company shall file such application with the Internal Revenue Service within the one hundred eighty (180) day period following the Closing Date. The Company Savings Plan as approved by the Internal Revenue Service shall provide all benefits, rights and features required to be provided under Code Section 411(d)(6) with respect to the Interstate Employees for whom amounts are to be spunoff and transferred pursuant to this Section 5.6(c). The Company Savings Plan shall provide, as of the date of such transfer, an account balance for each Interstate Employee which is at least equal to his or her account balance under the Savings Plan as of the date of such transfer.

                  (d) SCOTT WELFARE PLANS AND SCOTT BENEFIT ARRANGEMENTS. The Closing Date shall be the date of "termination of employment" of each Interstate Employee under each Scott Welfare Plan and each Scott Benefit Arrangement and, except as otherwise provided by Applicable Law or Section 5.6(o) hereof, shall be the date of cessation of participation of each Interstate Employee and his or her covered dependents under all Scott Welfare Plans and all Scott Benefit Arrangements. To the extent that any such Scott Welfare Plans and Scott Benefit Arrangements have incurred claims on the Closing Date which have not been paid by the Closing Date (or such later date as may be provided under Section 5.6(o) hereof), such incurred but unpaid claims shall be paid under the Scott Welfare Plan or Scott Welfare Arrangement in accordance with its terms and Seller shall be responsible for the amount of such claims. Immediately after the Closing Date (and in any event no later than the deadline set forth in Section 5.6(o) hereof), the Buyer shall cause the Company to establish replacement Welfare Plans and Benefit Arrangements substantially comparable in the aggregate to the Scott Welfare Plans and Scott Benefit Arrangements in effect immediately prior to the Closing Date, for the

Interstate Employees and their dependents who are covered under any Scott Welfare Plan or Scott Welfare Arrangement on the Closing Date so that there is no interruption in their coverage. The replacement Welfare Plans and Benefit Arrangements shall in all material respects in the aggregate be comparable to the Scott Welfare Plans and Scott Benefit Arrangements which they are replacing and shall not contain any "preexisting condition" exclusion or "actively at work" requirement which would cause any of such Interstate Employees or their covered dependents or any existing medical condition of such Interstate Employees or their covered dependents to be excluded from the replacement Welfare Plans or Benefit Arrangements. Notwithstanding anything herein to the contrary, neither the Company nor the Buyer shall be required to provide any of the Interstate Employees with any employee pension benefit plan (as defined in Section 3(2) of ERISA) or with any stock-based plans relating to equity securities (or their equivalent, such as phantom stock plans or SARs) except as provided in Section 5.6(c) with respect to the Company Savings Plan.

                  (e) COBRA. Seller shall timely provide all notices and any continuation of health benefit coverage (including but not limited to medical and dental coverage) required to be provided to any Scott Plan Covered Interstate Person, under Part 6 of Subtitle B of Title 1 of ERISA or Section 4980B(f) of the Code ("COBRA") to the extent such notices and continuation of health benefit coverage are required to be provided by reason of the transactions contemplated by this Agreement, or any "qualifying event" (within the meaning of ERISA Section 603 and Code Section 4980B(f)(3)) of any Scott Plan Covered Interstate Person occurring on the Closing Date, and shall provide any health benefit coverage required by COBRA as a result thereof. To the extent any claims are incurred relative to any Scott Welfare Plan or Scott Welfare Arrangement due to the failure of the Seller to provide the notices or continuation coverage required by this paragraph or COBRA, such claims shall be paid by Seller, or the Scott Welfare Plan or Scott Welfare Arrangement, as appropriate. Buyer hereby agrees that the Company will offer, to the Interstate Employees and their dependents who are covered under any Scott Welfare Plan or Scott Welfare Arrangement on the Closing Date, coverage under any and all health benefit plans maintained by the Company commencing on the day after the Closing Date (or following the postponement of cessation of coverage pursuant to Section 5.6(o) hereof) on the same terms and conditions including the same level of employee contributions as coverage under such plans is available to other Interstate Employees and their dependents without any "preexisting condition" or "actively at work" requirement which would cause any of such Interstate Employees or their covered dependents or any existing medical condition of such Interstate Employees or their covered dependents to be excluded from coverage under any such health benefit plans maintained by the Company. Buyer hereby agrees that neither it, the Company, nor any employee or officer of either of them, directly or indirectly, shall offer any inducement of any kind to such Interstate Employees or their covered dependents to elect COBRA coverage under the Scott Welfare Plan.

                  (f) INTERSTATE WELFARE PLANS AND INTERSTATE BENEFIT ARRANGEMENTS. Following the Closing Date, Buyer shall cause the Company to, subject to any right which may exist to amend or terminate any Interstate Welfare Plan or Interstate Benefit Arrangement, continue all Interstate Welfare Plans and Interstate Benefit Arrangements and satisfy all obligations arising thereunder; PROVIDED, HOWEVER, that (i) the Seller shall cause the Consulting Agreement to be terminated and of no force and effect prior to the Closing, and
(ii) the Seller shall be responsible for any liabilities or obligations under the Consulting Agreement (it being understood and agreed that neither the Company nor the Buyer shall have any liabilities or obligations thereunder). Specifically, and not by way of limitation, Buyer shall cause the Company to recognize Interstate Employees' vacation time and sick leave earned but unused prior to the Closing Date under the relevant Interstate Welfare Plans and Interstate Benefit Arrangements. Buyer shall cause the Company to, until at least the first anniversary of the Closing Date, continue to permit earned but unused vacation time and sick leave credits to be utilized in the same manner as permitted immediately prior to the Closing Date.

                  (g) SEVERANCE BENEFITS. Buyer and Seller hereby agree that the transactions contemplated by this Agreement shall not constitute a termination of employment for purposes of determining an Interstate Employee's eligibility for severance benefits under any Company Employee Plan, any Employment Agreement, or any other agreement. Any severance payments due to an Interstate Employee who terminates employment after the Closing Date, including but not limited to benefits due under the Severance Pay Plan, shall be the sole responsibility of the Company. Severance benefits for Former Interstate Employees shall be the responsibility of the Seller.

                  (h) SALARY AND BONUS, EMPLOYMENT, AND DEFERRED COMPENSATION. Following the Closing Date, Buyer shall cause the Company to continue Interstate Employees' salaries and bonus opportunities, at no less than the current levels during their continued employment with the Company until such salaries and bonuses are changed by the Company in the ordinary course of business, but in no event shall the level of such salaries and bonus opportunities (excluding any such amounts paid with respect to this transaction) be decreased prior to the first anniversary of the Closing Date. Seller shall cause each Interstate Employee who is a participant in the Deferred Compensation Plan to be fully vested in his or her accrued benefits under the Deferred Compensation Plan and any related Deferred Compensation Agreement effective as of the Closing Date. Effective immediately after the Closing Date, Seller and Buyer shall cause all of Seller's rights, duties and obligations under any Employment Agreement existing between the Seller and an Interstate Employee to be assigned to the Company. Buyer shall cause the Company to continue its obligations under the Employment Agreements until said first anniversary of the Closing Date or, if earlier, such termination date as is provided under the terms of said agreement which date is not subject to the discretion of the Company. Any compensation or benefits payable under an Employment Agreement to an Interstate Employee after the Closing Date shall be the sole responsibility of the Company. Notwithstanding anything contained herein to the contrary, Seller shall be responsible for, and following the Closing the Seller shall pay, the Sales Incentive Bonus and Retention Bonus (as such terms are defined in, and determined pursuant to, certain of the Employment Agreements), if any, to each applicable Interstate Employee. Any deferred compensation payable with respect to a Former Interstate Employee or an Interstate Employee under the Deferred Compensation Agreement and the Deferred Compensation Plan shall be the sole responsibility of the Seller.

                  (i) EXECUTIVE BENEFITS PROGRAM AND NONQUALIFIED SAVINGS PLAN. The Seller represents and warrants that no Interstate Employee is currently participating in the Executive Benefits Plan. The Closing Date shall be the date of "termination of employment" of each Interstate Employee under the Nonqualified Savings Plan, and no Interstate Employee shall receive additional contributions or allocations, under such plan as a result of employment with the Company after the Closing Date. The Seller shall cause each Interstate Employee to be fully vested in his or her accrued benefits under the Nonqualified Savings Plan effective as of the Closing Date. The Seller shall cause each Interstate Employee participating in such plan to receive a "matching or employer contribution" regardless of any "last day" or "service" requirement. Any amounts payable to or with respect to an Interstate Employee or a Former Interstate Employee under the Executive Benefits Program or the Nonqualified Savings Plan shall be the sole responsibility of the Seller or its Affiliates.

                  (j) DISABILITY PLAN. The provisions of this Section 5.6(j), and not those of Section 5.6(d) above, shall govern the obligations of the parties with respect to the Disability Plan. The Closing Date shall be the date of "termination of employment" of each Interstate Employee under the Disability Plan, and shall be the date of cessation of participation of each Interstate Employee under the Disability Plan. No Interstate Employee shall be covered under the Disability Plan after the Closing Date and no further premium payments or other contributions shall be made, and no benefits shall be paid, with respect to any Interstate Employee under the Disability Plan after the Closing Date. For a period of one year after the Closing Date, the Buyer shall cause the Company to establish a replacement disability plan substantially comparable in the aggregate to the Disability Plan as in effect immediately prior to the Closing Date (the "Replacement Disability Plan") for the Interstate Employees so that there is no interruption in their coverage. The Replacement Disability Plan shall in all material respects in the aggregate be substantially comparable to or better than the Disability Plan, and shall not contain any "preexisting condition" or other exclusion or requirement which would cause any of the Interstate Employees or any existing medical condition of the Interstate Employees to be excluded from the Replacement Disability Plan.

                  (k) SPLIT DOLLAR PLAN. The provisions of this Section 5.6(k), and not those of Section 5.6(d) above, shall govern the obligations of the parties with respect to the Split Dollar Plan. The Closing Date shall be the date of cessation of participation of each Interstate Employee under the Split Dollar Plan. No Interstate Employee shall be covered under the Split Dollar Plan after the Closing Date. Any obligations or amounts payable to or with respect to an Interstate Employee or a Former Interstate Employee after the Closing Date under the Split Dollar Plan shall be the sole responsibility of the Seller. To the extent required under the applicable terms of the Split Dollar Plan and the related Split Dollar Life Insurance Agreements, Seller shall provide each affected Interstate Employee with the right to purchase all of the Seller's right, title and interest in the affected Interstate Employee's insurance policies for cash, by tendering the amount specified, within the time period specified, under the terms of the Split Dollar Plan and the related Split Dollar Life Insurance Agreements.

                  (l) STOCK OPTION PLAN. The provisions of this Section 5.6(l), and not those of Section 5.6(d) above, shall govern the obligations of the parties with respect to the Stock Option Plan. The Closing Date shall be the date of "termination of employment" of each Interstate Employee under the Stock Option Plan for all purposes, and no further grants or allocations shall be made with respect to any Interstate Employee under the Stock Option Plan as a result of employment with the Company after the Closing Date. The prior provisions of this Section 5.6(l) notwithstanding, to the extent required under the applicable terms of the Employment Agreement (Form A), Seller shall cause the stock options and stock appreciation rights issued to Interstate Employees to become fully vested and exercisable as of the Closing Date.

               (m) EMPLOYEE MEETINGS. After receipt of any necessary governmental approvals and prior to the Closing, representatives of the Buyer shall be entitled to hold an initial meeting with the Interstate Employees in each jurisdiction upon reasonable notice to Seller and to explain and answer questions about the conditions, policies and benefits of employment under the Buyer. Thereafter, until the Closing, Seller shall cooperate with the Buyer in communicating to Interstate Employees any additional information concerning employment under the Buyer which the Interstate Employees may seek, or which the Buyer may desire to provide, and during normal working hours shall allow such additional meetings by representatives of the Buyer with Interstate Employees as the Buyer may request. The Seller shall be entitled to have one or more representatives attend all meetings.

               (n) SCOTT PLAN LIABILITIES. Except as expressly provided under this Agreement, the Company and the Buyer shall have no liability or obligation with respect to any Employee Plan which the Seller or any ERISA Affiliate maintains, sponsors or contributes to or is required to maintain, sponsor or contribute to other than an Interstate Employee Plan, and Seller shall indemnify and hold the Buyer and the Company harmless from and against any such liability or obligation.

               (o) INTERIM CONTINUATION UNDER CERTAIN SCOTT WELFARE PLANS AND SCOTT BENEFIT ARRANGEMENTS. The prior provisions of Section 5.6(d) notwithstanding, Seller shall postpone the date of cessation of participation of the Interstate Employees in the Aetna UC Healthcare PPO, the Aetna US Healthcare Dental, and the Unum Group Universal Life programs of Scott Technologies, Inc. Family Protection Plan (the "Interim Coverage Programs") from the Closing Date until such date as the Company has established the required replacement plans pursuant to Section 5.6(d) hereof; provided, however, that in no event shall such cessation of participation be postponed beyond July 31, 1999. Any claims incurred by the Interstate Employees under the Interim Coverage Programs during the period of postponement shall be paid by the Interim Coverage Programs in accordance with their terms, and the Company shall reimburse Seller for the amount of the claims incurred (with respect to those benefits which are self-insured) and premiums paid (with respect to those benefits which are insured) by the Seller in connection with such continued coverage for the Interstate Employees within fifteen (15) business days following Seller's delivery to Company of an itemized written request for same.

         5.7. INSURANCE MATTERS.

               (a) INSURANCE POLICIES AND PROGRAMS. All insurance policies and programs provided or maintained by Seller or any Affiliate of Seller excluding the Company (collectively, the "Seller Group") to the extent applicable to the Company's assets, employees, products or operations or otherwise related to the Company (collectively, "Seller Group Coverages") may be terminated by the Seller Group effective any time after the Closing Date; provided, however, that to the extent the Seller Group Coverages relate to periods prior to the Closing, the Seller shall assign to the Company, to the extent assignment is allowable under existing coverages, the allocable coverages thereunder for occurrences prior to the Closing and the Company shall assume all such obligations ("Assigned Coverages"). The Buyer shall establish an arrangement, to be effective promptly upon Closing, with a third party administrator (which could be the same administrator as under the Seller Group Coverages) and the Seller shall provide such reasonable cooperation in that regard as is requested. The Buyer and the Seller acknowledge that the

Company, as a subsidiary of the Seller, is currently an insured party under the Seller Group Coverages. The Buyer and the Seller hereby agree to use commercially reasonable efforts so that the Buyer and/or the Company will continue to have access to the Seller Group Coverages for any pre-Closing activities and operations of the Company. For that purpose, the Buyer and the Seller agree that in the event any claim with respect to the Company relating to occurrences prior to the Closing is duly and properly made, insured and paid under any third party insurance policy providing Seller Group Coverage prior to the Closing, the Buyer and the Company (subsequent to the Closing) will promptly reimburse the Seller, without setoff or counterclaim, the full amount of any related deductibles, copayment obligations, retention obligations, claim adjusting fees and other related out-of-pocket costs or expenses incurred or paid by any member of the Seller Group (other than the Company) incurred in pursuing any claim on behalf of the Company and/or the Buyer (and not in respect of any claim relating to any liability of the Company retained by the Seller or for which the Seller is responsible hereunder). Notwithstanding the preceding sentence, the obligation by the Buyer and the Company (subsequent to the Closing) to reimburse any member of the Seller Group (other than the Company) shall not supersede or override the parties' indemnification rights and obligations under Article 8 of this Agreement. Subject to such reimbursement from the Buyer and the Company, in the event that any member of the Seller Group receives any such insurance proceeds, the Seller will promptly tender same to the Company.

              (b) INSURANCE CLAIMS. The Seller, on the one hand, and the Buyer and the Company, on the other hand, shall provide or cause to be provided to each other, at the requesting party's expense, such information and documentation as such party may reasonably request relating to all pending workers compensation and other insurance claims and all other workers compensation and other insurance claims asserted after the Closing but arising from the operations of the Company prior to the Closing (including information and documentation relating to any applicable insurance coverages). Such assistance shall include, as reasonably requested during normal business hours, making employees available to the requesting party and its representatives, as reasonably requested during normal business hours, and furnishing to or permitting the copying of such information and documentation by the requesting party or its representatives.

         5.8. NON-SOLICITATION. From the date hereof to the Closing Date, the Seller and the Company shall cause the Company and its employees, directors, agents and Affiliates to immediately suspend any existing negotiations or discussions relating to any sale, joint venture or other transfer of actual or beneficial ownership of the Shares, the Company, its operations or a substantial part of its assets (collectively, a "Transaction"), and the Company and the Seller shall not, and shall instruct the Company's employees, director, agents and Affiliates to not, (a) solicit any proposals or offers relating to a Transaction, or (b) negotiate or discuss with any third party concerning any proposal or offer for a Transaction.

         5.9. ACCESS AND INFORMATION; PRESERVATION OF BOOKS AND RECORDS.

               (a) From and after the Closing and until the sixth anniversary thereof, (a) the Seller agrees to grant to the Buyer, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any books and records of the Seller pertaining to the Company and existing on the Closing Date, for any reasonable purpose of the Buyer, and (b) the

Buyer agrees to grant to the Seller, upon reasonable notice and during normal business hours, reasonable access to (and the right to copy) any books and records of the Company that pertain to the operation of the business on or prior to the Closing Date for any reasonable purpose of the Seller. Thereafter, Buyer agrees not to destroy the books and records of the Seller pertaining to the Company without written notice to the Seller and an opportunity by the Seller, at Seller's sole cost and expense, to have the Buyer deliver to Seller such books and records.

               (b) Prior to the Closing, the Seller shall cause the Company and its accountants, counsel, consultants, employees and agents to give the Buyer and its respective accountants, counsel, consultants, employees and agents, reasonable access during normal business hours to, and furnish them with all documents, records, work papers and other information with respect to, all properties, assets, books, contracts, commitments, reports and records of the Company, as the Buyer shall from time to time reasonably request. In addition, the Seller shall cause the Company to permit the Buyer and its accountants, counsel, consultants, employees and agents, reasonable access to such personnel of the Company during normal business hours as may be necessary to the Buyer in its review of the properties, assets and business affairs of the Company and the above-mentioned documents, records and information. The Buyer and the Buyer's agents shall have the right, upon giving reasonable advance notice, to enter upon and inspect any of the real property owned, leased or used by the Company, including physical inspection of the surface and sub-surface land and all improvements and the major components thereof. In connection with any physical inspection of the properties and other assets of the Company, (i) the Buyer shall use its reasonable best efforts to avoid any disruption to the normal business activities of the Company, and (ii) following termination of this Agreement, (x) shall indemnify and hold harmless the Seller, the Company and their respective Affiliates, officers, directors and employees from and against any and all losses arising out of the physical inspection of such properties or assets, and (y) shall return such properties and assets to their original condition.

         5.10. PRE-CLOSING ACTIONS. As promptly as practicable, each of the parties hereto will: (a) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby by the Closing Date; (b) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied pursuant to Applicable Law in connection with this Agreement, the sale and transfer of the Shares pursuant hereto and the consummation of the other transactions contemplated hereby (including filings pursuant to the HSR Act); (c) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including all Governmental Approvals and any Consents required under any Contract) necessary to be obtained by it in order to consummate the transactions contemplated pursuant to this Agreement; and (d) coordinate and cooperate with each other in connection with any filings and other actions to be taken in connection with this Agreement.

         5.11. COVENANT NOT TO COMPETE. For a period of three years after the Closing Date, the Seller will not, and will cause its Affiliates not to, engage in any business that directly or indirectly competes with the business as conducted by the Company on the date hereof or on the Closing Date, and none of them shall for a period of two years induce, solicit or hire any employees, sales representatives or distributors of the Company, directly or indirectly, in each case without the prior consent of the Buyer (collectively, the "Covenant Not to Compete"). The parties agree that the covenants deemed included in this Section are, taken as a whole, reasonable in their geographic and temporal coverage and no party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant. The parties intend that the covenant contained in the preceding sentence shall be construed as a series of separate covenants, one for each jurisdiction located outside the United States and one for each state, city and county included within the United States and, except for geographic coverage each such separate covenant shall be deemed identical.

         5.12. POST-CLOSING CONFIDENTIALITY. From and after the Closing, the Seller agrees that at no time shall it or any of its Affiliates divulge, publish or otherwise reveal to any Person, firm, corporation or other entity for any reason or purpose whatsoever, any confidential information of the Company and its business; except (i) as may be necessary for the Seller in connection with any Tax or other audit, indemnification claim matter or any other such use by Seller or its Affiliates to protect or enforce its interests; (ii) as it is or becomes available to the Seller on a non-confidential basis by a third party and the Seller and its Affiliates are not aware that such source has an obligation to maintain the confidentiality of such information; or (iii) as such information hereafter is in the public domain through no fault of the Seller or its Affiliates; or (iv) if the Seller or its Affiliate(s) are compelled to disclose the same by judicial or administrative process or by other requirements of law, except as provided in clause (iv) above, if the Seller or any of its Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand, rule of civil procedure or other similar process) to disclose any such information, the Disclosing Party shall provide the Buyer with prompt written notice of any such request or requirement so that the Buyer or the Company may seek a protective order or other appropriate remedy (all at the Buyer's expenses) and/or waive compliance with the provisions of this Section. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Buyer, the Disclosing Party nonetheless, based on the advice of counsel, is required to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

         5.13. ANNOUNCEMENT. Prior to the Closing, neither the Seller nor the Buyer will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Law or stock exchange regulations, and in any such event the applicable party not making such release shall have the right to review and comment on drafts of any such press releases or statements prior to the making of any such release.

         5.14. COMMERCIALLY REASONABLE EFFORTS. Each of the parties hereto shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

         5.15. COOPERATION.

               (a) If and for so long as the Seller is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, condition, occurrence or event prior to the Closing, the Buyer shall cooperate with the Seller and the Seller's representatives in the contest or defense, make available the Company's personnel and provide access to such books and records as shall be reasonably necessary in connection with the defense or contest, in each case at the Seller's cost and expense.

               (b) If and for so long as the Buyer is actively contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand in connection with any fact, situation, circumstance, condition, occurrence or event prior to or after the Closing, the Seller shall cooperate with the Buyer and the Buyer's representatives in the contest or defense, make available the Seller's personnel and provide access to such books and records as shall be reasonably necessary in connection with the defense or contest, in each case at the Buyer's cost and expense.

         5.16. USE OF BUYER'S NAME. Prior to the Closing, neither the Seller nor the Company shall use the name of the Buyer in any publicly available or otherwise widely disseminated document or communication without the prior consent of Buyer.

         5.17. UNIFORM COMMERCIAL CODE. The Seller shall attempt prior to the Closing Date, or will following the Closing (i) remove or cause to be removed all financing statements (other than the Permitted Encumbrances), (ii) file or cause to be filed in such jurisdictions a release or termination of such financing statements, and (iii) deliver to the Buyer evidence satisfactory in form and substance to the Buyer of compliance by the Seller with the provisions of this Section.

         5.18 ASSIGNMENT OF INVENTION AGREEMENTS. As of the Closing, the Seller hereby assigns to the Company all right, title and interest of the Seller in and to each and every Invention Agreement.

         5.19 REAL ESTATE MATTERS. As of the Closing, the parties hereto covenant and agree to (i) the termination of (or to cause the termination of) the existing lease agreement between Cafig Inc. and the Company with respect to the Fee Property, (ii) execute and deliver (or to cause the execution and delivery of) the Real Estate Purchase Agreement, and (iii) execute and deliver (or to cause the execution and delivery of) the Rollover Lease, if necessary.

                                    ARTICLE 6

                       CONDITIONS PRECEDENT OF THE SELLER
                       ----------------------------------

         The obligation of the Seller to consummate the transaction described in
Article 1 hereof is subject to the receipt by the Seller of the Purchase Price and the fulfillment of each of the following conditions prior to or at the Closing.

         6.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Buyer made hereunder that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         6.2. AGREEMENTS. The Buyer shall have performed and complied in all material respects with all its covenants, undertakings and agreements required by this Agreement to be performed or complied with by the Buyer prior to or at the Closing.

         6.3. BUYER'S CERTIFICATE. The Seller shall have been furnished with a certificate of an authorized officer of the Buyer, dated the Closing Date, certifying that the conditions contained in Sections 6.1 and 6.2 have been fulfilled. In addition, the Seller shall have received an appropriate certificate of the Buyer's authorized officers, in form reasonably requested by the Seller, in order to establish (i) the corporate power and authority of the Buyer to consummate the transaction contemplated by this Agreement, and (ii) compliance with the conditions to the Closing set forth herein.

         6.4. NO INJUNCTION. No injunction, restraining order or decree of any nature of any court or Governmental Authority shall exist against the Buyer, the Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains or prevents the transaction contemplated hereby.

         6.5. CONSENTS. All material Governmental Approvals and Consents required to be obtained by the Buyer or the Seller shall have been obtained or effected, a list of which is attached hereto as Schedule 6.5.

         6.6. MISCELLANEOUS CLOSING DELIVERIES. The Seller shall have received all documents, instruments and other closing deliveries specified in Section 2.2(b) hereof.

         6.7 REAL ESTATE PURCHASE AGREEMENT AND ROLLOVER LEASE. The applicable parties to the Real Estate Purchase Agreement and the Rollover Lease, if necessary, shall have executed and delivered such agreements to the respective parties thereto.

                                    ARTICLE 7

                        CONDITIONS PRECEDENT OF THE BUYER
                        ---------------------------------

         The obligation of the Buyer to consummate the transaction described in
Article 1 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing.

         7.1. REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of the Seller made hereunder that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects in each case on the date hereof and at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date.

         7.2. AGREEMENTS. The Seller shall have performed, and complied in all material respects with, all of its respective undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

         7.3. SELLER'S CERTIFICATE. The Buyer shall have been furnished with a certificate of an authorized officer of the Seller, dated the Closing Date, certifying that the conditions contained in Sections 7.1 and 7.2 have been fulfilled. In addition, the Buyer shall have received an appropriate certificate of the Seller's authorized officers, in form reasonably requested by the Buyer, in order to establish (i) the corporate power and authority of the Seller to consummate the transaction contemplated by this Agreement, and (ii) compliance with the conditions to the Closing set forth herein.

         7.4. NO INJUNCTION. No injunction, restraining order or decree of any court or Governmental Authority shall exist against the Buyer, the Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains or prevents the transaction contemplated hereby.

         7.5. CONSENTS. All Government Approvals and Consents required to be obtained by the Buyer or the Seller shall have been obtained or effected, a list of which is attached hereto as Schedule 7.5.

         7.6. MISCELLANEOUS CLOSING DELIVERIES. The Buyer shall have received all documents, instruments and other closing deliveries specified in Section 2.2(a) hereof.

         7.7. NO MATERIAL ADVERSE CHANGE. Since the date hereof, there shall not have occurred any Material Adverse Effect, or any event, condition or circumstance that would reasonably likely result in a Material Adverse Effect in the future.

         7.8. TERMINATION OF MORTGAGES. Each of the deeds of trust listed on
Schedule 3.7 shall have been terminated and shall be of no further force and effect.

         7.9. LICENSE AGREEMENT. The Seller, the Company and Western Atlas International, Inc. ("Western Atlas"), shall have executed and delivered a non-exclusive patent license agreement.

         7.10 CERTAIN LEASES. The real estate lease for the facility located at Crystal Gateway Two, Suite 502, 1225 Jefferson Davis Highway, Arlington, Virginia, shall have been assigned to the Company, pursuant to an instrument of assignment in form and substance reasonably satisfactory to the Buyer. The real estate lease for the facility located at 1040 Lacy Street, Anaheim, California shall have been extended for a period ending June 30, 2000.

         7.11 REAL ESTATE PURCHASE AGREEMENT AND ROLLOVER LEASE. The applicable parties to the Real Estate Purchase Agreement and the Rollover Lease, if necessary, shall have executed and delivered such agreements to the respective parties thereto.

                                    ARTICLE 8

           SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
           -----------------------------------------------------------

         8.1. SURVIVAL. The representations and warranties of the Seller herein and of the Buyer herein shall survive for a period of two years following the Closing, except those in (a) Sections 3.13 [Taxes] shall survive the Closing for the period of the applicable statute of limitations

(including any extensions thereof), (b) 3.16 [Intellectual Property] shall survive for a period of five years, and (c) Section 3.3(b) [Ownership] shall survive indefinitely. In addition, the indemnification of the Buyer Indemnitees
(i) under Section 8.2(b) [Environmental] and Section 8.2(e) [Contract Issue] shall survive for a period of five years, and (ii) under Section 8.2(d) [Western Atlas] shall survive for a period of four years.

         8.2. SELLER'S INDEMNIFICATION OBLIGATIONS. Subject to the terms and conditions of this Article 8 (including, specifically, the limitations set forth in Section 8.4), the Seller hereby agrees to defend, indemnify and hold harmless the Buyer, its Affiliates (including, after the Closing, the Company) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees"), from and against and pay or reimburse the Buyer Indemnitees for any and all losses, claims, actions, damages, liabilities, Taxes, obligations, fines, proceedings and deficiencies and any and all out-of-pocket costs and expenses, including reasonable attorneys' fees and disbursements and costs of investigation (individually a "Loss" and collectively, "Losses"), incurred by the Buyer Indemnitees in connection therewith, which arise by reason of:

               (a) an inaccuracy in or breach of any of the representations or warranties of the Seller set forth herein;

               (b) any Environmental Claims, but only to the extent attributable to circumstances or conditions relating to the Company's businesses or properties existing, or events occurring, on or prior to the Closing Date; or any Environmental Claims to the extent relating to any business, wholly or partially-owned subsidiary, or property owned or operated of or by the Company or the Seller prior to the Closing Date, that is not owned, used or operated by the Company on the Closing Date;

               (c) any breach or default by the Seller of any of its covenants or agreements set forth in this Agreement, except for the covenants or agreements under Sections 8.2(a), 8.2(b) and 8.2(d);

               (d) any claim by Western Atlas that the products of the Company or any act of the Company relating to any of its products infringe or have infringed any Western Atlas patent relating to GPS that (i) has been issued as of the Closing Date, (ii) has priority of an application which has been filed as of the Closing Date, or (iii) is based on an invention of Western Atlas in existence as of the Closing Date, except for such claims that are directed against a product or products, or any act of the Company relating to a product or products, based on a GPS design or GPS technology that is materially different from any GPS design or GPS technology of the Company as of the Closing Date (such Losses being referred to the "Western Atlas Losses"); or

               (e) the matter described on Item 1 of Schedule 3.10(c), after giving effect to any accrual and/or liability with respect to such item that will be reflected on the Closing Date Balance Sheet (such Losses, after giving effect to any such accrual and/or liability being herein referred to as "Item 1 Losses").

         8.3. BUYER'S INDEMNIFICATION OBLIGATION. Subject to the terms and conditions of this Article 8 (including, specifically, the limitations set forth in Section 8.4), the Buyer hereby agrees to defend, indemnify and hold harmless the Seller, its Affiliates and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Seller Indemnitees"), from and against and pay or reimburse the Seller Indemnitees for any and all Losses incurred by the Seller Indemnitees in connection therewith which arise by reason of:

               (a) an inaccuracy in or breach of any of the representations or warranties of the Buyer set forth herein;

               (b) the imposition following the Closing of any liability of the Company or any action taken by the Buyer or the Company at any time after the Closing, in each case except as otherwise specifically provided for in this Agreement; provided, however, that this Section 8.3(b) shall not apply with respect to any Losses in respect of which the Seller has an indemnification obligation hereunder (without giving effect to the limitations on indemnification herein) or for which the Seller is responsible hereunder after the Closing; or

               (c) any breach or default by the Buyer of any of its covenants or agreements set forth in this Agreement, except for the covenants or agreements under Sections 8.3(a) and 8.3(b).

         8.4. LIMITATIONS ON INDEMNIFICATION. Indemnification under this Article 8 shall be limited as follows:

               (a) No indemnification shall be made for Losses unless a written claim for indemnification is made (identifying and describing such claim with reasonable specificity) not later than the applicable survival periods set forth in Section 8.1 hereof.

               (b) The Seller shall not be responsible for the indemnification of the Buyer Indemnitees for any Losses under Article 8 (except for indemnification for any Losses under Section 8.2(c) in which case the limitation in this Section 8.4(b) shall not apply), unless and until (i) the aggregate amount of all indemnifiable Losses of the Buyer Indemnitees hereunder, plus (ii) the aggregate amount of all indemnifiable Losses of the Purchaser Indemnified Parties (as defined in the Real Estate Purchase Agreement) under Article 11 of the Real Estate Purchase Agreement, plus (iii) the aggregate amount of all indemnifiable Losses with respect to Environmental Claims of the Tenant Indemnitees (as defined in the Rollover Lease) under Section 27(a)(ii) of the Rollover Lease, in the aggregate exceeds Two Hundred Fifty Thousand Dollars ($250,000) (the "Seller's Threshold Amount"), in which case, the Seller shall only be liable for Losses in excess of the Seller's Threshold Amount. Claims thereafter may be asserted regardless of amount. Notwithstanding the foregoing, the Seller shall not be responsible for any indemnification of the Buyer Indemnitees (a) for Item 1 Losses pursuant to Section 8.2(e) hereof unless and until such Item 1 Losses exceed One Million Dollars ($1,000,000) in the aggregate, in which case the Seller shall only be liable for Item 1 Losses in excess of such amount, and (b) for Western Atlas Losses pursuant to Section 8.2(d) hereof unless and until such Western Atlas Losses exceed Two Hundred Fifty Thousand Dollars ($250,000) and the aggregate of (i) such Western Atlas Losses in excess of $250,000, plus (ii) all other indemnifiable Losses, exceed the Seller's Threshold Amount. FOR EXAMPLE, if at any time Western Atlas Losses to date equal $200,000 and there are no other indemnifiable Losses, then, at such time, no payment to the Buyer Indemnitees shall be made in respect of such Western Atlas Losses. FOR EXAMPLE, if at any time Western Atlas Losses to date equal $550,000 and there are no other indemnifiable Losses, then, at such time, a payment to the Buyer Indemnitees of $50,000 shall be made in respect of such Western Atlas Losses. FOR EXAMPLE, if at any time Western Atlas Losses to date equal $400,000 and there are other indemnifiable Losses to date equal to $200,000, then, at such time, a payment to the Buyer Indemnitees of $100,000 shall be made in respect of all such Losses and the Seller's Threshold Amount has been met and any future Western Atlas Losses are paid dollar for dollar. FOR EXAMPLE, if at any time Western Atlas Losses to date equal $200,000 and there are other indemnifiable Losses to date equal to $400,000, then, at such time, no payment to the Buyer Indemnitees shall be made in respect of such Western Atlas Losses (although such $200,000 amount shall continue to be counted in any future calculation of Western Atlas Losses) and payment to the Buyer Indemnitees of $150,000 shall be made in respect of such other indemnifiable Losses. The foregoing examples are illustrative of the application of this "deductible" amount for Western Atlas Losses only, and shall have no impact on the other applicable requirements set forth in this Article 8 relating to the Seller's indemnification obligations including specifically the survival periods set forth in SECTION 8.1 hereof.

                  (c) The total liability of the Seller and/or any of its Affiliates (or permitted assignees hereunder or under the Real Estate Purchase Agreement) for indemnification under this Article 8 and under Article 11 of the Real Estate Purchase Agreement and for indemnification for all indemnifiable Losses with respect to Environmental Claims of the Tenant Indemnitees under
Section 27(a)(ii) of the Rollover Lease, shall in no event exceed an aggregate amount of Twenty Million Dollars ($20,000,000), except for (i) indemnification for any Losses under Section 8.2(c), in which case there shall be no limitations on the total liability of the Seller, (ii) breach of the representation and warranty of the Seller set forth in Section 3.3(b) hereof, in which case the total liability of the Seller for Losses for breaches of Section 3.3(b) shall in no event exceed the Purchase Price, or (iii) indemnification for any Losses under Section 11.1(b) of the Real Estate Purchase Agreement, in which case there shall be no limitations on the total liability thereunder.

                  (d) The Buyer shall not be responsible for the indemnification of the Seller Indemnitees for any Losses under Section 8.3(a) unless and until the aggregate amount of all indemnifiable Losses of the Seller Indemnitees hereunder, plus the aggregate amount of all indemnifiable Losses of the Seller Indemnified Parties (as defined in the Real Estate Purchase Agreement) under
Section 11.2(a) of the Real Estate Purchase Agreement in the aggregate exceed Two Hundred Fifty Thousand Dollars ($250,000) (the "Buyer's Threshold Amount"), in which case, the Buyer shall only be liable for Losses in excess of the Buyer's Threshold Amount. Claims thereafter may be asserted regardless of amount.

                  (e) The total liability of the Buyer and/or any of its Affiliates (or permitted assignees hereunder or under the Real Estate Purchase Agreement) for indemnification under Section 8.3(a) and under Section 8.3(b) and under Section 11.2(a) of the Real Estate Purchase Agreement shall in no event exceed an aggregate amount of Twenty Million Dollars ($20,000,000) (although this limitation shall have no impact on the Company's liability, if any, for the matters described under Section 8.3(b) after giving effect to the exception contained in Section 8.3(b)); it being understood and agreed that there shall be no duplication of recovery with respect to the matters described under Section 8.3(b). Effective as of the Closing, the Seller hereby agrees not to seek indemnification from or pursue a claim against the Company for any Losses to the extent that the Seller has an indemnification obligation therefor under this Agreement or for which the Seller is responsible hereunder after the Closing.

               (f) Except as provided in or as a result of the application of
Section 2.4 hereof and absent fraud, intentional misconduct or intentional misrepresentation or criminal activity, each of the parties hereto hereby acknowledges and agrees that the indemnifications provided by this Article 8 (subject to the terms and conditions contained in this Article 8) shall be the sole and exclusive remedies of such party for monetary relief for any breach of the representations, warranties, covenants or agreements of the other party set forth in this Agreement (including the Schedules).

               (g) Any indemnification shall be net of any amounts recovered from any surety, insurance carrier or third party obligor, including any customer (i.e., the government) (and shall not include the cost of maintaining any surety or insurance policies), and no right of subrogation against the indemnifying party shall accrue hereunder to or for the benefit of any surety, insurance company or any third party. The indemnified party shall submit in a timely manner to any applicable surety, insurance carrier or third party obligor, including any customer (i.e., the government) all claims for indemnifiable Losses for which it is reasonably likely that such entity would have a payment obligation to any such indemnified party (or its predecessors) and the indemnifying party shall be subrogated to the rights of such indemnified party (or its Affiliates) to claim against such surety, insurance carrier or third party; provided, however, that any failure to collect any such amounts shall not constitute a defense to an obligation to indemnify for any such Losses.

               (h) The term "Losses", as used in this Agreement, shall not include (i) except in connection with any Losses covered under Section 8.2(d), any consequential damages which an indemnified party may suffer; or (ii) any cost or expense previously counted in determining any other Losses hereunder or for indemnification under the Real Estate Purchase Agreement or for indemnification under Section 27(a)(ii) of the Rollover Lease. The term "Losses" as used in the Real Estate Purchase Agreement and the Rollover Lease shall have the respective meanings set forth therein.

         8.5. PROCEDURE FOR INDEMNIFICATION CLAIMS.

                  (a) NOTICE OF CLAIMS. For purposes of this Article 8, "Indemnified Party" or "Indemnified Parties" shall refer to the Person or Persons seeking indemnification under Section 8.2 or Section 8.3 above, as the case may be, and "Indemnifying Party" shall refer to the Person or Persons from whom indemnification is sought pursuant to Section 8.2 or Section 8.3 above, as the case may be. If at any time an Indemnified Party seeks indemnification hereunder, such party shall provide to the Indemnifying Party prompt written notice of such claim upon becoming aware of the existence of such claim, it being understood and agreed that the failure to provide such prompt notice shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give prompt notice. If such indemnification claim is based upon or related to any claim, action or proceeding commenced or threatened by a third party against such Indemnified Party, (i) upon the written request of the Indemnifying Party, such Indemnified Party shall furnish to the Indemnifying Party copies of any documents in the possession of the Indemnified Party which relate to such third-party claim, action or proceeding, and (ii) the Indemnifying Party shall promptly notify the Indemnified Party in writing as to whether it acknowledges its indemnification obligation and agrees to accept liability for any Losses resulting from such third party claim, action or proceeding, subject in any event to the terms and conditions set forth in this Article 8 (including Section 8.5(b)).

               (b) THIRD-PARTY CLAIMS. In the case of any claim asserted by a third party against an Indemnified Party, notice shall be given by the Indemnified Party to the Indemnifying Party as soon as practicable after such Indemnified Party has knowledge of any claim as to which indemnity may be sought (together with the documentation referenced in Section 8.5(a)), and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; PROVIDED, HOWEVER, that (a) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation, if it is not Whitman, Breed, Abbott & Morgan LLP on behalf of the Buyer, or Calfee, Halter & Griswold LLP or behalf of the Seller, shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed), (b) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement or indemnification hereunder except as provided below), and (c) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except and only to the extent that such Indemnifying Party is actually damaged as a result of such failure to give prompt notice. Except with the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), no Indemnifying Party, in the defense of any such claim or litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff (with respect to such settlement or judgment) to such Indemnified Party of a release from any and all liability with respect to such claim or litigation. If the Indemnified Party shall in good faith determine that the Indemnified Party has available to it one or more fundamental defenses or counterclaims that are inconsistent with one or more of the fundamental defenses expected to be relied upon by the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall, in such instances, upon discovery of such conflict, have the right to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the cost of the Indemnifying Party (to the extent required under this Article 8); PROVIDED, HOWEVER, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. As of the date hereof, no party is aware of any such conflict or potential conflict in connection with the Seller's obligation to indemnify the Buyer Indemnitees for the Western Atlas matter provided for in
Section 8.2(d). If the Indemnifying Party does not accept the defense of any matter as above provided within 30 days after receipt of the notice from the Indemnified Party above and the documents described in Section 8.2(a), the Indemnified Party shall have the full right to defend against any such claim or demand at the cost of the Indemnifying Party (to the extent required under Article 8) and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate with the negotiation, defense and/or settlement of any claim or litigation subject to this Article 8 and the records of each shall be reasonably available to the other with respect to such negotiation defense and/or settlement.

               (c) ENVIRONMENTAL CLAIMS. If the Seller or the Company is required to perform any investigation, monitoring, clean-up, containment, response, removal, remedial, compliance or other action relating to any Environmental Claim for which the Seller is obligated to defend, indemnify and hold the Buyer Indemnitees harmless pursuant to Section 8.2(b) (such work is referred to herein as the "Environmental Actions"), the Seller shall perform, or cause to be performed, the Environmental Action(s), provided, however, that the Seller shall have the continuing right of access during normal business hours and without unduly interfering with the business of the Buyer or the Company (including for its relevant consultants and independent contractors) and the exclusive right to manage and control all Environmental Actions undertaken pursuant to Section 8.2(b), including, without limitation, selection of any contractor or consultant, any contracts entered into with such parties, any disclosures to or agreements with any public or private agencies relating to the Environmental Action and any written plan for the particular Environmental Action, subject to the requirements of this Agreement. Seller shall conduct the Environmental Actions at any Company owned or occupied property:

                           (1) using a nationally recognized environmental consulting firm reasonably acceptable to the Buyer;

                           (2) in a manner which does not impair the value, in any material respect, of the Company's business or the property, including, but not limited to, refusing to accept any deed restriction which may impair the value, in any material respect, of the property; and

                           (3) in a manner reasonably consistent with the Company's security requirements, and which minimizes the intrusion upon business operations; including, but not limited to, providing reasonable notice at least twenty-four hours prior to entry.

                                    ARTICLE 9

                                  MISCELLANEOUS
                                  -------------

         9.1. FURTHER ASSURANCES. From time to time after the Closing, each party hereto will execute and deliver, or cause to be executed and delivered, such instruments, documents, conveyances or assurances to the other party and take such actions as shall be necessary or as the other party shall reasonably request in order to confirm and assure the rights and obligations provided for in this Agreement and to consummate more effectively the transactions contemplated herein.

         9.2. EXPENSES. Except to the extent otherwise provided hereby, each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, (a) the cost of obtaining any necessary Consents required to be obtained by it hereunder (it being understood and agreed that all Items on Schedule 6.5 other than Item 7 shall be at the expense of Seller), and (b) the fees of Whitman Breed Abbott & Morgan LLP incurred prior to the Closing in connection with its review of matters relating to Western Atlas shall be at the expense of Buyer (which fees shall not be considered Western Atlas Losses). The Seller shall be solely responsible for all fees and expenses of Quarterdeck relating to the transaction contemplated herein. The Buyer shall be solely responsible for the filing fee with respect to the filing required pursuant to the HSR Act.

         9.3. APPLICABLE LAW. This Agreement shall be governed by, and construed in accordance with, the law of the State of Delaware without reference to choice of law principles, including all matters of construction, validity and performance.

         9.4. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH IT IS A PARTY INVOLVING ANY CLAIM ARISING OUT OF OR RELATED TO THIS AGREEMENT.

         9.5. NOTICES. All notices, waivers, demands, approvals, consents and other communications hereunder (each, a "Notice") shall be in writing and shall be deemed to have been duly given if signed by the respective Person giving such Notice (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt of hand delivery, certified or registered mail (return receipt requested), or telecopy transmission and provided that the original copy thereof also is sent by certified or registered mail with confirmation of transmission, or the next business day after deposit with a nationally recognized overnight delivery service, addressed as follows:

        If to the Seller, to:

                  Scott Technologies, Inc.
                  5875 Landerbrook Drive, Suite 250
                  Mayfield Heights, Ohio 44124-4069
                  Attention: Glen W. Lindemann, President
                  Telecopy: 440-442-1519

         With copies to:

                  Scott Technologies, Inc.
                  5875 Landerbrook Drive, Suite 250
                  Mayfield Heights, Ohio 44124-4069
                  Attention: Debra L. Kackley, General Counsel
                  Telecopy: 440-442-7307

         and:

                  Calfee, Halter & Griswold LLP
                  1400 McDonald Investment Center
                  800 Superior Avenue
                  Cleveland, Ohio 44114
                  Attention: Douglas A. Neary, Esq.

                  Telecopy: 216-241-0816

         If to the Buyer, to:

                  L-3 Communications Corporation
                  600 Third Avenue
                  New York, NY 10016
                  Attention: Christopher C. Cambria, Esq.
                  Telecopy: 212-805-5494

         with a copy to:

                  Whitman, Breed, Abbott & Morgan LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: James P. Gerkis, Esq.
                  Telecopy: 212-351-3131

Such names and addresses may be changed by the giving of a Notice as provided herein.

         9.6. ENTIRE AGREEMENT. Except for the Real Estate Purchase Agreement and the Rollover Lease, this Agreement (including the Exhibits and Schedules attached hereto, all of which are hereby made a part hereof) and the Confidentiality Agreement contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, supersede and cancel all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

         9.7. AMENDMENT. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

         9.8. HEADINGS; REFERENCES. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", "Exhibits" or "Schedules" shall be deemed to be references to Articles, Sections or Exhibits hereof or Schedules hereto unless otherwise indicated.

         9.9. COUNTERPARTS. This Agreement may be executed (including by facsimile transactions) with counterpart signature pages or in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument.

         9.10. PARTIES IN INTEREST; ASSIGNMENT. This Agreement shall inure to the benefit of and be binding upon the Seller and the Buyer and their respective successors and permitted assigns. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that the Buyer may assign this Agreement to any of its Affiliates (it being understood and agreed that no such assignment by the Buyer pursuant to this proviso shall relieve the Buyer of any of its obligations hereunder); provided further, however, that from and after the Closing the Buyer shall have the right to assign this Agreement to any Person (it being understood and agreed that no such assignment by the Buyer pursuant to this proviso shall relieve the Buyer of any of its obligations hereunder).

         9.11. NO THIRD PARTY BENEFICIARIES. Except as provided in Article 8 with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto, the Company, and their respective heirs, legal representatives, successors and permitted assigns.

         9.12. SEVERABILITY; ENFORCEMENT. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

         9.13. WAIVER. Any of the conditions to the Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof.

         9.14. CERTAIN DEFINITIONS.

               "Affiliate" of a specified Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For purposes of this definition, "control" of any Person means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting capital stock, by contract, or otherwise.

               "Agreement" means this Amended and Restated Stock Purchase Agreement (including the Exhibits and Schedules), as the same from time to time may be amended, supplemented or waived.

               "AGUP" is defined in Section 5.4(b).

               "Antitrust Division" is defined in Section 5.2.

               "Applicable Law" means any and all applicable provisions of any and all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority,
(ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

               "Assigned Coverages" is defined in Section 5.7(a).

               "Backlog" is defined in Section 3.20.

               "Balance Sheet" is defined in Section 3.12.

               "Buyer" is defined at the beginning of this Agreement.

               "Buyer Indemnitees" is defined in Section 8.2.

               "Buyer's Threshold Amount" is defined in Section 8.4(d).

               "Closing" is defined in Section 2.1.

               "Closing Date" is defined in Section 2.1.

               "Closing Date Balance Sheet" is defined in Section 1.4(a).

               "Closing Date Net Worth" is defined in Section 1.4(a).

               "Closing Date Net Worth Deficiency" is defined in Section 1.4(c).

               "Closing Date Net Worth Surplus" is defined in Section 1.4(c).

               "Company" is defined in the Recitals.

               "Confidentiality Agreement" is defined in Section 5.1.

               "Consent" means any consent, approval, authorization, stipulation, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

               "Disclosing Party" is defined in Section 5.13.

               "EACs" is defined in Section 1.4.

               "Encumbrance" means any mortgage, pledge, hypothecation, claim, security interest, encumbrance, occupancy agreement, easement, encroachment, title defect, title retention agreement, voting trust agreement, equity, option, lien, right of first refusal or charge.

               "Environmental Claims" means Losses for (i) non-compliance with Environmental Laws, (ii) investigation or remediation of Hazardous Materials,
(iii) claims of bodily injury or property damages allegedly due to exposure to Hazardous Materials, and (iv) claims for injunctive relief, including the provision of medical monitoring due to actual or potential exposure to Hazardous Materials.

               "Environmental Laws" means all applicable federal, state and local statutes, laws or regulations in effect on the date hereof relating to pollution or protection of the environment.

               "ETCs" is defined in Section 1.4.

               "Fee Property" shall mean all real properties, buildings, facilities, and improvements thereon owned by Cafig Inc., a second tier subsidiary of the Seller, and presently utilized by the Company in Anaheim, California.

               "Final Termination Date" is defined in Section 2.3(b).

               "Financial Statements" is defined in Section 3.5.

               "FTC" is defined in Section 5.2.

               "GAAP" means generally accepted accounting principles.

               "Government Bid" is defined in Section 3.30.

               "Governmental Approval" means any Consent of, with or to any Governmental Authority.

               "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof), any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

               "Hazardous Materials" means any hazardous substance, extremely hazardous substance, pollutant, contaminant and any other substance, material or waste regulated by any applicable Environmental Law or which requires investigation or remediation under any applicable Environmental Law.

               "HSR Act" is defined in Section 2.2(a)(vi).

               "include", "includes", "included" and "including": shall be construed as if followed by the phrase "without being limited to".

               "Independent Accountant" is defined in Section 1.4(b).

               "Invention Agreements" means any and all agreements and instruments executed by employees of and consultants to the Company (and its predecessor companies), wherein such employee or consultant has assigned to the Seller or the Company (or their predecessor companies) any of his, her or its right, title or interest in any inventions, improvements, discoveries and other Intellectual Property Rights.

               "Intellectual Property Rights" means any intellectual property, including trade names, trademarks and service marks and all registrations and applications therefor, together with the goodwill of the business symbolized or represented by the foregoing, mask works, works of authorship (including software) and all copyrights related thereto and all registrations and applications therefor, inventions, discoveries, designs, industrial models and all patent rights relating thereto and all applications therefor and all reissues, divisions, continuations, continuations-in-part and extensions thereof, know-how, trade secrets, processes, technology, discoveries, formulae and procedures, customer lists and other proprietary information, together with the right to sue for past infringement or improper, unlawful or unfair use or disclosure of any of the foregoing.

               "Lease and Licenses" is defined in Section 3.7.

               "Losses" is defined in Section 8.2.

               "Material Adverse Effect" means any change, effect or circumstance that (i) is materially adverse to the business, condition (financial or otherwise) or results of operations, assets, properties or liabilities of the Company taken as a whole, or (ii) prevents the consummation of the transactions contemplated hereby.

               "Material Intellectual Property" is defined in Section 3.16.

               "Notice" is defined in Section 9.5.

               "Overlap Period" is defined in Section 5.4(b).

               "Permitted Encumbrance" is defined in Section 3.7.

               "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or governmental body.

               "Pre-Closing Periods" is defined in Section 5.4(a).

               "Purchase Price" is defined in Section 1.2.

               "Quarterdeck" is defined in Section 3.11.

               "Real Estate Purchase Agreement" means that certain agreement among the Seller, the Buyer and Cafig Inc. for the sale to the Buyer, or its designee or assignee, of the Fee Property.

               "Resolution Period" is defined in Section 1.4(b).

               "Rollover Lease" shall mean that certain lease agreement for the Fee Property contemplated by the Real Estate Purchase Agreement.

               "Sales Bonus" means the Sales Incentive Bonus as such term is defined in, and determined pursuant to, certain of the Employment Agreements.

               "Seller" is defined at the beginning of this Agreement.

               "Seller Group" is defined in Section 5.7(a).

               "Seller Group Coverages" is defined in Section 5.7(a).

               "Seller's Indemnitees" is defined in Section 8.3.

               "Seller's Threshold Amount" is defined in Section 8.4(b).

               "Shares" is defined in the Recitals.

               "Target Net Worth" is defined in Section 1.4(c).

               "Tax Return" means any report, return, election, notice, estimate, declaration, information statement or other form or document (including all schedules, exhibits and other attachments or amendments thereto, or extensions thereof) relating to and filed or required to be filed with a taxing authority in connection with any Taxes (including estimated Taxes).

               "Taxes" means any federal, state, provincial, local or foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational employment, unemployment insurance, social security, disability, workers' compensation, payroll, health care, withholding, estimated or other similar tax, duty or other governmental charge or assessment or deficiencies thereof, and including any interest, penalties or additions to tax attributable to the foregoing.

               "WNRO Compliant" is defined in Section 3.17.

               "Year 2000 Compliant" is defined in Section 3.17.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                      SCOTT TECHNOLOGIES, INC.

                                      By: /s/ Mark A. Kirk
                                          ----------------

                                      Name: Mark A. Kirk
                                            ------------

                                      Title: Senior Vice President and Chief
                                             -------------------------------
                                             Executive Officer
                                             -----------------



                                      L-3 COMMUNICATIONS CORPORATION

                                      By: /s/ Christopher C. Cambria
                                          --------------------------

                                      Name: Christopher C. Cambria
                                            ----------------------

                                      Title: Vice President
                                             --------------